Exhibit 10.31

765 SYCAMORE DRIVE
MILPITAS, CALIFORNIA
STANDARD SINGLE TENANT NNN LEASE

W I T N E S S E T H

This lease (“Lease”) is entered into by and between Limar Realty Corp. #4, a California corporation (“LANDLORD”) and LSI Logic Corporation, a Delaware corporation (“Tenant”). For and in consideration of the payment of rents and the performance of the covenants herein set forth by Tenant, Landlord does lease to Tenant and Tenant accepts the Premises described below subject to the agreements herein contained.

1.	BASIC LEASE TERMS

	a.	DATE OF LEASE:	December 31,2003

	b.	TENANT:	LSI Logic Corporation

		Address (of the Premises):	765 Sycamore Drive Milpitas, California 95035

Address (for Notices): LSI Logic Corporation 1621 Barber Lane, M/S D-106 Milpitas, CA 95035-7458 Attn: General Counsel

With a required copy to:
LSI Logic Corporation 1621 Barber Lane, M/S D-129 Milpitas, CA 95035-7458 Attn: Corporate Real Estate

	c.	LANDLORD: Address (for Notices):	Limar Realty Corp. #4 1730 S. El Camino Real
Suite 400
San Mateo, California 94402 Attn: Thomas A. Numainville

	d.	TENANT’S USE OF PREMISES:	General Office and Engineering (dry) Labs

	e.	PREMISES AREA:	67,760 Rentable Square Feet

	f.	INSURING PARTY:	Landlord is the “Insuring Party” unless otherwise stated herein.

	g.	TERM (inclusive):	Commencement Date: January 1, 2004 (“Commencement Date”)

Expiration Date: December 31, 2010 (“Expiration Date”)

Number of Months: 84

	h.	INITIAL BASE RENT:	Twenty-Nine Thousand One Hundred Thirty-Six and 80/100 Dollars ($29,136.80) per month.

	i.	BASE RENT ADJUSTMENT

Step Increase. The step adjustment provisions of ¶4.b. apply for the periods shown below:

Periods (inclusive)	Monthly Base Rent
1/1/06 - 12/31/06	$45,399.20

1/1/07 - 12/31/07	46,761.18

1/1/08 - 12/31/08	48,164.02

1/1/09 - 12/31/09	49,608.94

1/1/10 - 12/31/10	51,097.21

j.	TOTAL TERM BASE RENT:	$3,591,649.80

k.	PREPAID BASE RENT:	None

I.	SECURITY DEPOSIT:	$44,958.97

m.	BROKER(S): Julien J. Studley, Inc. (Tenant)

n.	EXHIBITS: Exhibits lettered “A” through “C” are attached hereto and made a part hereof.

2.	PREMISES

a.	Premises. Landlord leases to Tenant the premises described in ¶1. and in Exhibit A (the “Premises”). The term “Premises” includes all the land and improvements (including the buildings, landscaping, parking lot, etc.) as described on Exhibit A. Subject to any additional work Landlord has agreed herein to do, Tenant hereby accepts the Premises in their condition existing as of the date of the execution hereof, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Tenant acknowledges that neither Landlord nor Landlord’s Broker has made any representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business. Tenant agrees with the square footage specified for the Premises in ¶1. and will not hereafter challenge such determination and agreement. The rental payable by Tenant pursuant to this Lease is not subject to revision in the event of any discrepancy in the rentable square footage for the Premises.

b.	Acceptance; Quiet Enjoyment. Landlord represents that it is the fee simple owner of the Premises and has full right and authority to make this Lease. Landlord hereby leases the Premises to Tenant and Tenant hereby accepts the same from Landlord, in accordance with the provisions of this Lease. Landlord covenants that Tenant shall have peaceful and quiet enjoyment of the Premises during the Term (as defined below) of this Lease.

3.	Term. The term (“Term”) of this Lease is for the period that commences at 12:01 a.m. on the Commencement Date and expires at 11:59 p.m. on the Expiration Date. If Landlord, for any reason, cannot deliver possession of the Premises to Tenant on or before the Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting from such delay. In that event, however, there shall be an abatement of Rent (as defined below) covering the period between the Commencement Date and the date when Landlord delivers possession to Tenant, and all other terms and conditions of this Lease shall remain in full force and effect. If a delay in possession is caused by Tenant’s failure to perform any obligation in accordance with this Lease, the Term shall commence as of the Commencement Date, and there shall be no reduction of Rent between the Commencement Date and the time Tenant takes possession.

4.	RENT

a.	Base Rent. Tenant shall pay Landlord in lawful money of the United States, without notice, demand, offset or deduction, rent in the amount(s) set forth in ¶1. which shall be payable in advance on the first day of each and every calendar month (“Base Rent”). Unless otherwise specified in writing by Landlord, all installments of Base Rent shall be payable at Limar Realty Corp. #4, Department #44294, P.O. Box 44000, San Francisco, CA 94144-4294. Base Rent for any partial month at the beginning or end of this Lease will be prorated in accordance with the number of days in the subject month. Tenant shall be entitled, at its option, to a refund or credit of the difference between the Initial Base Rent specified in ¶1h., paid monthly, and $61,627.72, paid monthly, from the date this Lease is signed by both Landlord and Tenant retroactive to January 1, 2004.

For purposes of Section 467 of the Internal Revenue Code, the parties to this Lease hereby agree to allocate the stated Base Rent provided herein to the periods which correspond to the actual Base Rent payments as provided under the terms and conditions of this Agreement.

b.	Step Increase. The Base Rent shall be increased periodically to the amounts and at the times set forth in ¶1.i.

c.	Rent Without Offset and Late Charge. All Rent shall be paid without prior demand or notice and without any deduction or offset whatsoever. All Rent shall be paid in lawful currency of the United States of America. Tenant acknowledges that late payment by Tenant to Landlord of any Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such cost being extremely difficult and impracticable to ascertain. Such costs include, without limitation, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Premises. Therefore, if any Rent is not received by Landlord within five (5) days of its due date, Tenant shall pay to Landlord a late charge equal to six percent (6%) of such overdue payment. Landlord and Tenant hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any such late payment and that the late charge is in addition to any and all remedies available to the Landlord and that the assessment and/or collection of the late charge shall not be deemed a waiver of any other default. Additionally, all such delinquent Rent or other sums, plus this late charge, shall bear interest from the due date thereof at the lesser of ten percent (10%) per annum or the maximum legal interest rate permitted by law. Any payments of any kind returned for insufficient funds will be subject to an additional handling charge of $25.00, and if a check is returned for non-sufficient funds more than twice during the Term of the Lease, Landlord may require Tenant to pay all future payments of Rent or other sums due by cashier’s check or by wire transfer.

d.	Rent. The term “Rent” as used in this Lease shall refer to Base Rent, Real Property Taxes, Operating Expenses, Security Deposit(s), Insurance Costs, repairs and maintenance costs, utilities, late charges and other similar charges payable by Tenant pursuant to this Lease either directly to Landlord or otherwise.

5	OPERATING EXPENSES

a.	Payment by Tenant. During the Term of this Lease Tenant shall pay to Landlord, as additional Rent, on a monthly basis one hundred percent (100%) of the Operating Expenses.

b.	Operating Expenses. The term “Operating Expenses” shall mean all expenses, costs and disbursements (not specifically excluded from the definition of Operating Expenses below) of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, maintenance, repair and operation of the Premises. Operating Expenses shall include, but not be limited to, the following:

1)	Wages and salaries of all employees engaged in the operation, maintenance and security of the Premises, including taxes, insurance and benefits relating thereto; and the rental cost and overhead of any office and storage space used to provide such services.

2)	All supplies, materials and labor used in the operation, repair or maintenance of the Premises.

3)	Cost of all utilities, including surcharges, for the Premises, including the cost of water, power and lighting which are not separately billed to and paid for by Tenant.

4)	Cost of all maintenance and service agreements for the Premises and the equipment thereon, including but not limited to, security services, exterior window cleaning, janitorial service, engineers, gardeners and trash removal services.

5)	All Insurance Costs, as such term is defined in ¶16.

6)	Cost of all repairs and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties).

7)	A reasonable management fee for the property management of the Premises.

8)	The costs of any additional services not provided to the Premises at the Commencement Date but thereafter provided by Landlord in its management of the Premises.

9)	The cost of any capital improvements made to the Premises after the date of this Lease, with such cost thereof to be amortized over the useful life of the improvements as reasonably determined by Landlord. Other than costs associated with repairs, replacements or refurbishments in the normal course and necessary for the normal operation of the Premises, Landlord shall not, without Tenant’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, materially alter the physical features of the Premises in a manner which materially affects Tenant’s use, or construct additional square footage, the cost for either of which would be amortized over its useful life and passed through to Tenant as part of Operating Expenses. A roof re-coating shall be treated as an Operating Expense, while a roof replacement would be an amortizable capital expenditure.

10)	Real Property Taxes as that term is defined in ¶11 .c.

11)	Assessments, dues and other amounts payable pursuant to the CC&R’s described in ¶7.C.

c.	Operating Expenses shall not include:

1)	Costs paid for directly by Tenant or other tenants;

2)	Costs incurred in connection with the financing, sale or acquisition of the Premises or any portion thereof;

3)	Costs incurred in leasing or procuring tenants (including without limitation, lease commissions, advertising expenses, attorneys’ fees and expenses of renovating space for tenants);

4)	Executive salaries of off-site personnel employed by Landlord except for the charge (or pro rata share) of the property manager of the Premises;

5)	Subject to the provisions of ¶5.b.9) above, depreciation on the Building or other improvements on the Premises;

6)	Legal expenses for disputes with Tenant and any other professional fees of attorneys, auditors or consultants not incurred in connection with the normal maintenance and operation of the Premises;

7)	Costs incurred that are reimbursed by Tenant, or third parties, including insurers;

8)	Expenses for repair or replacement covered by warranties, and any costs due to casualty that are covered by insurance carried by Landlord;

9)	Rentals and other payments by Landlord under any ground lease or other lease underlying the Lease, and interest, principal, points and other fees on debt or amortization of any debt secured in whole or part by all or any portion of the Premises;

10)	Repairs or replacements caused by Landlord’s gross negligence or the gross negligence of Landlord’s employees or agents;

11)	Net income, franchise, capital stock, estate or inheritance taxes or taxes which are the personal obligation of Landlord;

12)	Landlord’s charitable or political contributions;

13)	Payments to subsidiaries and affiliates of Landlord for services to the Premises for supplies or other materials to the extent that the cost of such services, supplies or materials exceed the cost which would have been paid had the services, supplies or materials been provided by unaffiliated parties on a competitive basis (provided, however, any fee for management services paid to an affiliate of Landlord shall be in the amount set forth in ¶5.b.7);

14)	Payments to subsidiaries and affiliates of Landlord for services to the Project for supplies or other materials to the extent that the cost of such services, supplies or materials exceed the cost which would have been paid had the services, supplies or materials been provided by unaffiliated parties on a competitive basis (provided, however, any fee for management services paid to an affiliate of Landlord shall be in the amount set forth in ¶4.d.1)b);

15)	Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

16)	Advertising and promotional expenditures;

17)	Costs of repairs and other work occasioned by fire, windstorm or other casualty of an insurable nature to the extent covered by insurance; or

18)	Costs for sculpture, paintings or other objects of art other than for normal and customary lobby furnishings (nor insurance thereon or extraordinary security in connection therewith).

d.	Extraordinary Services. Tenant shall pay within thirty (30) days of receipt of an invoice from Landlord the cost of additional or extraordinary services provided to Tenant at Tenant’s request and not paid or payable by Tenant pursuant to other provisions of this Lease.

e.	Impound. Landlord reserves the right, at Landlord’s option from time to time during the calendar year, to estimate the annual cost of Operating Expenses incurred by Landlord (“Projected Operating Expenses”) and to require Tenant to pay Tenant’s Share thereof in advance. Except as provided below in this ¶5.e., Tenant shall pay to Landlord, monthly in advance as additional Rent, one-twelfth (1/12) of Tenant’s Share of the Projected Operating Expenses. The failure of Landlord to timely furnish to Tenant a schedule of the Projected Operating Expenses for any Calendar Year shall not preclude Landlord from enforcing its rights to collect any Projected Operating Expenses under this ¶5. Tenant’s share is 100% of Operating Expenses.

When Landlord provides Tenant with a revised Projected Operating Expense Budget during any calendar year, the following payment adjustments will be due Landlord: (1) Effective the first of the month following notification of the new Projected Operating Expense Budget, Tenant shall pay monthly in advance, one-twelfth (1/12) of Tenant’s Share of the new Projected Operating Expenses, and 2) if the revised Projected Operating Expense Budget exceeds the prior Budget, Landlord shall invoice to Tenant a retroactive billing and Tenant shall pay said billing within thirty (30) days of receipt of same. The retroactive billing will reflect the additional amount payable by the Tenant for Tenant’s Share of the new Operating Expense Budget for the calendar year to date. For example, assume an annual existing Operating Expense Budget of $144,000 for a tenant with a share of 50% and where such tenant was initially making $6,000 a month of estimated payments. If the revised Operating Expense Budget increases by $12,000 to $156,000 and the tenant is notified in June, then the amounts due per 1) & 2) above are computed as follows:

1) New Monthly Payment (Effective July 1):
Revised Annual Operating Expense Budget	$156,000

Tenant’s Share @ 50%	$78,000

New Payment @ 1/12 Monthly	$6,500

2) Retroactive Billing:
Revised Annual Operating Expense Budget	$156,000

Tenant’s Share @ 50% for 6 (of 12) months	$39,000
Less payments, to date (6 @ $6,000)	(36,000)

Retroactive Balance Due	$3.000

As an alternative to a retroactive billing, Landlord may, at Landlord’s option, spread the increase over the remaining months in the current calendar year in equal monthly payments.

f.	Adjustment.

1)	Accounting. Within one hundred eighty (180) days (or as soon thereafter as possible) after the close of each calendar year or portion thereof of occupancy, Landlord shall provide Tenant a statement of such year’s actual Operating Expenses snowing the actual Operating Expenses compared to the Projected Operating Expenses. If the actual Operating Expenses are more than the Projected Operating Expenses then Tenant shall pay Landlord, within thirty (30) days of receipt of a bill therefor, the difference. If the actual Operating Expenses are less than the Projected Operating Expenses, then Tenant shall receive a credit against future Operating Expenses payments equal to the difference; provided, that in the case of an overpayment for the final lease year of the Term, Landlord shall credit the difference against any sums due from Tenant to Landlord in accordance with the terms of this Lease; and if no sums are due and unpaid, shall promptly refund the amount to Tenant.

2)	Tenant’s Right to Audit. Within ninety (90) days after receipt of Landlord’s statement setting forth actual Operating Expenses (the “Statement”), Tenant shall have the right to audit at Landlord’s local offices, at Tenant’s expense, Landlord’s accounts and records relating to Operating Expenses. Such audit shall be conducted by a certified public accountant approved by Landlord, which approval shall not be unreasonably withheld, or by Tenant’s independent lease administration consultants who shall not be compensated on a contingency or percentage basis. If such audit reveals that Landlord has overcharged Tenant, the amount overcharged shall be paid to Tenant within thirty (30) days after the audit is concluded. If such audit reveals that Landlord has undercharged Tenant, the amount of undercharge shall be paid by Tenant to Landlord within 30 days after the audit is conducted. In addition, if the Operating Expenses included in the Statement exceed the actual Operating Expenses which should have been charged to Tenant by more than five percent (5%), the cost of the audit shall be paid by Landlord. Tenant may not withhold any payment due as set forth in this Lease pending completion of the audit.

3)	Proration. Tenant’s liability to pay Operating Expenses shall be prorated on the basis of a 365 (or 366, as the case may be) day year to account for any fractional portion of a year included at the commencement or expiration of the Term of this Lease.

4)	Survival. Landlord and Tenant’s obligations to pay for or credit any increase or decrease in payments pursuant to this ¶5. shall survive this Lease.

g.	Failure to Pay. Except as otherwise provided herein, failure of Tenant to pay any of the charges required to be paid under this ¶5. shall constitute a material default and breach of this Lease and Landlord’s remedies shall be as specified in ¶21.

6.	SECURITY DEPOSIT. Upon execution of this Lease, Tenant shall deposit a security deposit (“Security Deposit”) in the amount set forth in ¶1. with Landlord. If Tenant is in default beyond applicable cure periods, Landlord can (but without any requirement to do so) use the Security Deposit or any portion of it to cure the default or to compensate Landlord for any damages sustained by Landlord resulting from Tenant’s default. Upon demand, Tenant shall immediately pay to Landlord a sum equal to the portion of the Security Deposit expended or applied by Landlord to restore the Security Deposit to its full amount. In no event will Tenant have the right to apply any part of the Security Deposit to any Rent due under this Lease. Landlord’s obligations with respect to the Security Deposit are those of a debtor and not a trustee, and Landlord can commingle the Security Deposit with Landlord’s general funds. Landlord shall not be required to pay Tenant interest on the Security Deposit. Tenant hereby waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force or which may become in force after the date of execution of this Lease that provide that Landlord may claim from its security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damages caused by the tenant, or to clean the premises or otherwise limit the application of a security deposit. With respect to the Security Deposit, Landlord and Tenant agree that Landlord may claim and employ the Security Deposit in connection with any and all sums reasonably necessary to compensate Landlord for any foreseeable or unforeseeable loss or damage caused by or resulting from any default by Tenant pursuant to this Lease as well as any foreseeable or unforeseeable loss or damage resulting from any act or omission by Tenant or Tenant’s officers, agents, employees, independent contractors, or invitees. If Tenant is not in default at the expiration or termination of this Lease and has fully complied with the provisions of ¶13.d.6) and ¶26., Landlord shall return the Security Deposit to Tenant.

7. USE OF PREMISES

a.	Tenant’s Use. Tenant shall use the Premises solely for the purposes stated in ¶1. and for no other purposes without obtaining the prior written consent of Landlord. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or with respect to the suitability of the Premises to the conduct of Tenant’s business, nor has Landlord agreed to undertake any modification, alteration or improvement to the Premises, except as provided in writing in this Lease. With reasonable notice to Tenant, Landlord may from time to time, at its sole discretion, make such modifications, alterations, deletions or improvements to the Premises as Landlord may reasonably deem necessary or desirable, without compensation to Tenant. Tenant shall promptly comply with all laws, statutes, ordinances, orders and governmental regulations now or hereafter existing affecting the Premises. Tenant shall not do or permit anything to be done in or about the Premises or bring or keep anything in the Premises that will in any way increase the premiums paid by Landlord on its insurance related to the Premises. Tenant will not perform any act or carry on any practices that may injure the Premises. Tenant shall not use the Premises for sleeping, washing clothes or the preparation, manufacture or mixing of anything that emits any objectionable odor, noises, vibrations or lights onto such other tenants. If sound insulation is required to muffle noise produced by Tenant on the Premises, Tenant at its own cost shall provide all necessary insulation. Tenant shall not do anything on the Premises which will overload any existing parking or service to the Premises. Pets and/or animals of any type (other than seeing eye dogs) shall not be kept on the Premises. Tenant covenants that it will not interfere with other tenants’ quiet enjoyment of their premises.

b.	Rules and Regulations. Tenant shall comply with and use the Premises in accordance with the Rules and Regulations attached hereto as Exhibit B and to any reasonable modifications to such Rules and Regulations as Landlord may adopt from time to time, provided however that if any rule or regulation is in conflict with any term, covenant or condition of this Lease, this Lease shall prevail. In addition, no such rule or regulation, or any subsequent amendment thereto adopted by Landlord, shall in any material way alter, reduce or adversely affect any of Tenant’s rights or materially enlarge Tenant’s obligations under this Lease.

c.	CC&R’s. Tenant agrees that this Lease is subject and subordinate to the Covenants, Conditions and Restrictions, a copy of which is attached hereto as Exhibit C. as they may be amended from time to time (“CC&R’s”), and further agrees that the CC&R’s are an integral part of this Lease. Throughout the Term or any extension thereof, notwithstanding any other provision hereof, Tenant shall faithfully and timely assume and perform all obligations of Landlord and/or Tenant under the CC&R’s and any modifications or amendments thereto, including the payment of any periodic or special dues or assessments against the Premises. Such dues and assessments shall be included within the definition of Operating Expenses pursuant to ¶5.b.11), and Tenant shall pay such amounts as further set forth in ¶5. Tenant shall hold Landlord, its subsidiaries, shareholders, directors, officers, agents and employees harmless and indemnify Landlord, its subsidiaries, shareholders, directors, officers, agents and employees against any loss, expense and damage, including attorneys’ fees and costs, arising out of the failure of Tenant to perform or comply with the CC&R’s.

8.    EMISSIONS; STORAGE, USE AND DISPOSAL OF WASTE

a.	Emissions. Tenant shall not:

1)	Knowingly permit any vehicle on the Premises to emit exhaust which is in violation of any governmental law, rule, regulation or requirement;

2)	Discharge, emit or permit to be discharged or emitted, any liquid, solid or gaseous matter, or any combination thereof, into the atmosphere or on, into or under the Premises, any building or other improvements of which the Premises are a part, or the ground or any body of water which matter, as reasonably determined by Landlord or any governmental entity to be in violation of law or regulation, and does or may pollute or contaminate the same, or is, or may become, radioactive or does, or may, adversely affect the (a) health or safety of persons, wherever located, whether on the Premises or anywhere else, (b) condition, use or enjoyment of the Premises or any other real or personal property, whether on the Premises or anywhere else, or (c) Premises or any of the improvements thereto including buildings, foundations, pipes, utility lines, landscaping or parking areas;

3)	Produce, or permit to be produced, any intense glare, light or heat in violation of law or regulation;

4)	Create, or permit to be created, any sound pressure level which will interfere with the quiet enjoyment of any real property outside the Premises, or which will create a nuisance or violate any governmental law, rule, regulation or requirement;

5)	Create, or permit to be created, any vibration that is discernible outside the Premises; or

6)	Transmit, receive or permit to be transmitted or received from or to the Premises, any electromagnetic, microwave or other radiation which is or may be harmful or hazardous to any person or property in, or about the Premises, or anywhere else.

b.	Storage and Use.

1)	Storage. Subject to the uses permitted and prohibited to Tenant under this Lease, Tenant shall store in appropriate leak proof containers all solid, liquid or gaseous matter, or any combination thereof, which matter, if discharged or emitted into the atmosphere, the ground or any body of water would be in violation of law or regulation, and does or may (a) pollute or contaminate the same, or (b) adversely affect the (i) health or safety of persons, whether on the Premises or anywhere else, (ii) condition, use or enjoyment of the Premises or any real or personal property, whether on the Premises or anywhere else, or (iii) Premises.

2)	Use. In addition, without Landlord’s prior written consent, Tenant shall not use, store or permit to remain on the Premises any solid, liquid or gaseous matter which is, or may become dangerously radioactive. If Landlord does give its consent, Tenant shall store the materials in such a manner that no radioactivity will be detectable outside a designated storage area and Tenant shall use the materials in such a manner that (a) no real or personal property outside the designated storage area shall become contaminated thereby and (b) there are and shall be no adverse effects on the (i) health or safety of persons, whether on the Premises or anywhere else, (ii) condition, use or enjoyment of the Premises or any real or personal property thereon or therein, or (iii) Premises or any of the improvements thereto or thereon.

3)	Hazardous Materials. Subject to the uses permitted and prohibited to Tenant under this Lease, Tenant shall store, use, employ, transport and otherwise deal with all Hazardous Materials (as defined below) employed on or about the Premises in accordance with all federal, state, or local law, ordinances, rules or regulations applicable to Hazardous Materials in connection with or respect to the Premises.

c.	Disposal of Waste.

1)	Refuse Disposal. Tenant shall not keep any trash, garbage, waste or other refuse on the Premises except in sanitary containers and shall regularly and frequently remove same from the Premises. Tenant shall keep all incinerators, containers or other equipment used for storage or disposal of such materials in a clean and sanitary condition.

2)	Sewage Disposal. Tenant shall properly dispose of all sanitary sewage and shall not use the sewage disposal system (a) for the disposal of anything except sanitary sewage or (b) amounts in excess of the lesser of: (i) that reasonably contemplated by the uses permitted under this Lease or (ii) that permitted by any governmental entity. Tenant shall keep the sewage disposal system free of all obstructions and in good operating condition.

3)	Disposal of Other Waste. Tenant shall properly dispose of all other waste or other matter delivered to, stored upon, located upon or within, used on, or removed from, the Premises in such a manner that it does not, and will not, violate any law or regulation and adversely affect the (a) health or safety of persons, wherever located, whether on the Premises or elsewhere, (b) condition, use or enjoyment of the Premises or any other real or personal property, wherever located, whether on the Premises or anywhere else, or (c) Premises or any of the improvements thereto or thereon, foundations, pipes, utility lines, landscaping or parking areas.

d.	Information. Tenant or Landlord, as the case may be, shall each provide the other with any and all information regarding Hazardous Materials in the Premises, including copies of all filings and reports to governmental entities at the time they are originated, and any other information reasonably requested by the other party. In the event of any accident, spill or other incident involving Hazardous Materials, Tenant or Landlord, as the case may be, shall immediately report the same to the other and supply the other with all information and reports with respect to the same. All information described herein shall be provided regardless of any claim by either party that it is confidential or privileged, provided that the provision of these documents will not, in any way, alter any aspect of the document’s confidentiality or privileged nature.

e.	Compliance with Law. Notwithstanding any other provision in this Lease to the contrary, Tenant shall comply with all laws, statutes, ordinances, regulations, rules and other governmental requirements now or hereafter existing in complying with its obligations under this Lease, and in particular, relating to the storage, use and disposal of Hazardous Materials.

f.	Indemnity. Tenant hereby agrees to indemnify, defend and hold Landlord, its agents, employees, lenders, shareholders, directors, representatives, successors and assigns harmless from and against any and all actions, causes of action, losses, damages, costs, claims, expenses, penalties, obligations or liabilities of any kind whatsoever (including but not limited to reasonable attorneys’ fees) arising out of or relating to any Hazardous Materials employed, used, transported across, or otherwise dealt with by Tenant (or invitees, or persons or entities under the control of Tenant) in connection with or with respect to the Premises. Notwithstanding any of the provisions of this Lease, the indemnity obligation of Tenant pursuant to this ¶8.f. shall survive the termination of this Lease and shall relate to any occurrence as described in this ¶8.f. occurring in connection with this Lease. Landlord hereby agrees to indemnify, defend and hold Tenant harmless from and against any and all actions, causes of action, losses, damages, costs, claims, expenses, penalties, obligations or liabilities of any kind whatsoever (including reasonable attorneys’ fees) arising out of or relating to (i) Hazardous Materials employed, used, transported to the Premises, for which the Premises are a part thereof, by Landlord, its agents or employees or (ii) Hazardous Materials existing on, in or under the Premises as of the date of this Lease. For purposes of this Lease the term “Hazardous Materials” shall mean any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), as amended, or any other federal, state, or local law, ordinance, rule or regulation applicable to the Premises, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCB’s), or radon gas, urea formaldehyde, asbestos or lead.

9.	SIGNS AND COMMUNICATIONS ANTENNAE. Tenant shall not place any sign or communications antennae upon or adjacent to the Premises, except that Tenant may, with Landlord’s prior written consent, install such signs (but not on the roof) as are reasonably required to indicate Tenant’s company name or logo provided such signs are in compliance with Landlord’s standard sign criteria or install communications antennae used exclusively by Tenant provided such signs and/or communications antennae are in compliance with all applicable governmental requirements and the CC&R’s. The installation of any sign or communications antennae on or adjacent to the Premises by or for Tenant shall be subject to the provisions of ¶13. (Repairs and Maintenance). Tenant shall remove any sign or communications antennae placed on or adjacent to the Premises by Tenant upon the expiration of the Term or sooner termination of this Lease, and Tenant shall repair any damage or injury to the Premises caused thereby, all at Tenant’s expense. If any signs or communications antennae are not removed, or necessary repairs not made, Landlord shall have the right to remove the signs or communications antennae and repair any damage or injury to the Premises at Tenant’s sole cost and expense. Notwithstanding any other provision of this Lease to the contrary, Landlord reserves all rights to the use of the roof and the right to install and receive all revenues from the installation of such communications antennae on the Premises as do not unreasonably interfere with the conduct of Tenant’s business on the Premises. Landlord will, however, consult with Tenant regarding the location of any antennae placed on the Premises and attempt to comply with Tenant’s reasonable request as to location.

10.	PERSONAL PROPERTY TAXES. Tenant shall pay at least ten (10) days prior to delinquency all taxes assessed against and levied upon Tenant owned leasehold improvements, trade fixtures, furnishings, equipment and all personal property of Tenant contained in the Premises or elsewhere. When possible, Tenant shall cause its leasehold improvements, trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord. If any of Tenant’s said personal property shall be assessed with Landlord’s real property, Tenant shall pay Landlord the taxes attributable to Tenant within thirty (30) days after receipt of a written statement setting forth the taxes applicable to Tenant’s property.

11.	REAL PROPERTY TAXES

a.	Payment of Taxes. Landlord shall pay the Real Property Taxes, as defined in ¶11.c., during the Term of this Lease. Subject to ¶11.b., Tenant shall promptly reimburse Landlord for such Real Property Taxes paid by Landlord.

b.	Advance Payment. In order to ensure payment when due and before delinquency of any or all Real Property Taxes, Landlord shall provide to Tenant a copy of the tax bill for the current Real Property Taxes applicable to the Premises upon receipt by Landlord, and Tenant shall pay that amount to Landlord at least ten (10) business days before the delinquency date of the tax bill. If the amounts paid to Landlord by Tenant under the provisions of this ¶11. are insufficient to discharge the obligations of Tenant to pay such Real Property Taxes as the same become due, Tenant shall pay to Landlord, upon Landlord’s demand, such additional sums as are necessary to pay such obligations. All moneys paid to Landlord under this ¶11. may be intermingled with other moneys of Landlord and shall not bear interest.

c.	Definition of “Real Property Taxes”. As used herein, the term “Real Property Taxes” shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax or other fee, charge, or excise which may be imposed as a substitute for any of the foregoing (other than inheritance, personal income or estate taxes) imposed upon the Premises by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, levied against any legal or equitable interest of Landlord in the Premises, Landlord’s right to rent or other income therefrom, and/or Landlord’s business of leasing the Premises. The term “Real Property Taxes” shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring, or changes in applicable law taking effect, during the Term of this Lease, including but not limited to a change in the ownership of the Premises or in the improvements thereon, the execution of this Lease, or any modification, amendment or transfer thereof, and whether or not contemplated by the parties hereto.

d.	Appeals. In the event that either Landlord or Tenant desires to appeal or contest any aspect of any assessment or payment of any Real Property Tax, that party shall consult with the other and the parties shall mutually agree on which party is better suited to pursue the appeal. Whether Landlord or Tenant is the appealing party, Tenant shall be responsible for payment of the cost of the appeal.

12.	UTILITIES. Tenant shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion, to be determined by Landlord, of all charges jointly metered with other premises.

13.	REPAIRS AND MAINTENANCE

a.	Tenant’s Obligations.

1)	General. Tenant shall, at Tenant’s sole cost and expense and at all times, contract for janitorial services and supplies and keep the Premises and every part thereof in good order, condition and repair, structural and non-structural (whether or not such portion of the Premises requiring repairs, or the means of repairing same, are reasonably or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such portion of the Premises), including, without limiting the generality of the foregoing, all equipment or facilities serving the Premises, such as plumbing, heating, air conditioning, ventilating, electrical, lighting facilities, boilers, fired or unfired pressure vessels, fire sprinkler and/or standpipe and hose or other automatic fire extinguishing system, including fire alarm and/or smoke detection systems and equipment, fire hydrants, fixtures, walls (interior and exterior), foundations, ceilings, roofs, floors, windows, doors, plate glass, skylights, landscaping, driveways, parking lots, fences, retaining walls, signs, sidewalks and parkways located in, on, about or adjacent to the Premises. Tenant shall not cause or permit any Hazardous Material to be spilled or released in, on, under or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Tenant’s expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises, the elements surrounding same, or neighboring properties, that was caused or materially contributed to by Tenant, or pertaining to or involving any Hazardous Materials and/or storage tank brought onto the Premises by or for Tenant or under its control. Tenant, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices. Tenant’s obligations to reimburse Landlord as part of Operating Expenses shall include restorations, replacements (i.e., parking lot, landscaping) or renewals when necessary in Landlord’s reasonable discretion to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair.

2)	Contracts. Tenant shall, at Tenant’s sole cost and expense, procure and maintain contracts, with copies to Landlord, in customary form and substance for, and with contractors specializing and experienced in, the inspection, maintenance and service of the following equipment and improvements, if any, located on the Premises: (i) heating, air conditioning and ventilation equipment, (ii) boiler, fired or unfired pressure vessels, (iii) fire sprinkler and/or standpipe and hose or other automatic fire extinguishing systems, including fire alarm and/or smoke detection, (iv) landscaping and irrigation systems, (v) roof covering and drain maintenance and (vi) asphalt and parking lot maintenance. Tenant shall keep a detailed preventative maintenance schedule and log showing the frequency of maintenance on all HVAC, mechanical, electrical and other systems of the Premises and provide Landlord with a copy of same quarterly.

3)	As-Is Condition. The parties affirm that Landlord, its subsidiaries, officers, shareholders, members, managers, directors, agents and/or employees have made no representations to Tenant respecting the condition of the Premises except as specifically stated herein.

4)	ADA. Tenant acknowledges that as of the Commencement Date, the Premises may not comply with the accessibility provisions of Title 24 of the California Code of Regulations as interpreted by the Office of the State Architect (“ADA”), and that Landlord shall have no obligation with respect to any such failure of the Premises to so comply. Tenant shall, at its cost, at any time during the Term as required by any applicable governmental agency having jurisdiction over the Premises, make such modifications and alterations to the Premises as may be required in order to fully comply with the provisions of the ADA, as from time to time amended, and any and all regulations issued pursuant to or in connection with the ADA in such a manner as to satisfy the applicable governmental agency or agencies requiring remediation. Tenant shall at least thirty (30) days prior to the commencement of any construction in connection with satisfaction of the ADA, give written notice to Landlord of its intended commencement of construction together with sufficient details so as to reasonably disclose to Landlord the nature of the proposed construction, copies of any notices received by Tenant from applicable governmental agencies in connection with the ADA and such other documents or information as Landlord may reasonably request. In any event, notwithstanding anything to the contrary contained in this Lease, prior to the termination of the Term, Tenant shall, at its cost, make such modifications and alterations to the Premises as may be required to comply fully with the ADA as from time to time amended and any and all regulations issued thereunder. Tenant shall give the Landlord thirty (30) days prior written notice as described above in connection with any such construction. Any and all construction required to so comply with the ADA shall be completed by Tenant prior to the expiration of the Term.

b.	Landlord’s Obligations. Landlord shall have no obligation, in any manner whatsoever, to repair and maintain the Premises, or the equipment therein, whether structural or non structural, all of which obligations are intended to be that of the Tenant under ¶13.a. hereof.

c.	Compliance with Governmental Regulations. Tenant shall, at its own cost and expense, promptly and properly observe and comply with all present and future orders, regulations, directions, rules, laws, ordinances, and requirements of all governmental authorities (including but not limited to state, municipal, county and federal governments and their departments, bureaus, boards and officials) arising from the use or occupancy of, or applicable to, the Premises or privileges appurtenant to or in connection with the enjoyment of the Premises. Tenant shall also comply with all such rules, laws, ordinances and requirements at the time Tenant makes any alteration, addition or change to the Premises.

d.	Miscellaneous.

1)	Landlord and Tenant shall each do all acts required to comply with all applicable laws, ordinances and rules of any public authority relating to their respective maintenance obligations as set forth herein.

2)	Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford the Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition and repair and Tenant hereby specifically waives the provisions of California Civil Code Sections 1941 and 1942.

3)	Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry, as determined by Landlord or Landlord’s structural engineer. The cost of any such determination made by Landlord’s structural engineer shall be paid for by Tenant upon demand.

4)	Except as otherwise expressly provided in this Lease, and except in instances of Landlord’s gross negligence or willful misconduct, Landlord shall have no liability to Tenant nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord making any repairs or changes which Landlord is required to make or is permitted to make by this Lease or by any tenant’s lease or is required by law to make in or to any portion of the Premises. Landlord shall nevertheless use reasonable efforts to minimize any interference with Tenant’s business in the Premises.

5)	Tenant shall give Landlord prompt notice of any damage to or defective condition in any part or appurtenance of the Premises’ mechanical, electrical, plumbing, HVAC or other systems serving, located in or passing through the Premises. Upon request by Landlord, Tenant shall provide Landlord with evidence reasonably acceptable to Landlord of service contracts on such systems.

6)	Landlord may, at Landlord’s option, choose to perform any of the Tenant’s obligations in this ¶13. (“Tenant’s Obligations”) as to the exterior of the Premises (e.g., landscaping, building exterior and parking lot). As to any Tenant’s Obligations as to the interior of the Premises, Landlord may perform only those Tenant’s Obligations which Tenant fails to perform itself. The cost of any such Tenant’s Obligations so performed by Landlord shall be at Tenant’s sole cost and expense. Tenant shall reimburse Landlord for any such costs incurred by Landlord in the performance of Tenant’s Obligations within thirty (30) days of receipt of a billing from Landlord.

14.	ALTERATIONS. Tenant shall not make any alterations to the Premises (“Alterations") without Landlord’s prior written consent, which consent shall not be unreasonably withheld, provided however that Tenant may make non-structural alterations costing less than $10,000 per event without Landlord’s consent. Regardless of whether Landlord’s consent for an Alteration is required, Tenant must provide Landlord at least fifteen (15) business days prior to the commencement of any Alteration with a complete description of each such Alteration including any building permit drawing(s) and specifications. Landlord may post notices regarding non-responsibility in accordance with the laws of the state in which the Premises are located. All Alterations made by Tenant, whether or not subject to Landlord’s consent, shall be performed by Tenant and its contractors in a first class workmanlike manner and permits and inspections shall be obtained from all required governmental entities. Landlord shall respond to Tenant within fifteen (15) business days of actual receipt of Tenant’s written request for consent to any Alterations. If Landlord fails to respond within thirty (30) days of actual receipt, the Alterations shall be deemed approved and not subject to removal at the end of the Term. At the time Landlord gives its consent to any Alterations, it shall designate whether Tenant will be required to remove some or all of such Alterations upon the expiration or termination of this Lease or whether Tenant will be able to leave the Alterations and surrender them with the Premises. Everything else notwithstanding, in no event will Tenant be required to remove or restore Alterations that are generic office tenant improvements or engineering (dry) labs. Landlord may, upon 60 days prior written notice before the expiration of the Term, require Tenant to remove some or all of the Alterations for which Landlord’s consent was not previously requested. Before the last day of the Term, Tenant shall at its own cost also remove those Alterations for which Landlord previously notified Tenant removal would be required. If Landlord so elects, Tenant shall at its own cost restore those Alterations for which consent was not previously requested to the condition designated by Landlord in its election, before the last day of the Term. Should Landlord consent in writing to Tenant’s Alteration of the Premises, Tenant shall contract with a contractor approved by Landlord for the construction of such Alterations, shall secure all appropriate governmental approvals and permits, and shall complete such Alterations with due diligence in compliance with plans and specifications approved by Landlord. Tenant shall pay all costs for such construction and shall keep the Premises free and clear of all mechanics’ liens which may result from construction by Tenant.

Notwithstanding anything in this Lease to the contrary, Landlord will inspect the existing alterations and improvements in the Premises within ninety (90) days of the date the Lease is executed in full by both parties, and Tenant shall not be obligated to remove any elements of the existing alterations and improvements that Landlord approves, but subject to the paragraph immediately above, shall be obligated to remove as of the Expiration Date of this Lease any alterations and improvements to the Premises made subsequent to the Commencement Date of the Prior Lease (as defined below) which Landlord has not approved in writing. If Landlord fails to inspect or provide written notice regarding its approval to Tenant within the ninety (90) day period described above, all existing alterations and improvements shall be deemed approved and need not be removed as of the Expiration Date of this Lease.

15.	RELEASE AND INDEMNITY. As material consideration to Landlord, Tenant agrees that Landlord shall not be liable to Tenant for any damage to Tenant or Tenant’s property from any cause, except for damages resulting from Landlord’s gross negligence or willful misconduct, and Tenant waives all claims against Landlord for damage to persons or property arising for any reason, except for damage resulting directly from Landlord’s gross negligence or willful misconduct. Tenant shall indemnify and hold Landlord, its subsidiaries, officers, shareholders, directors, agents and employees harmless from all damages including attorneys’ fees and costs arising out of any damage to any person or property occurring in, on or about the Premises or Tenant’s use of the Premises or Tenant’s breach of any term of this Lease.

16.	INSURANCE

a.	Payment For Insurance. Regardless of whether the Landlord or Tenant is the Insuring Party, Tenant shall pay for all insurance for the Premises required under this ¶16. (“Insurance Costs”) either directly or by reimbursement to Landlord as set forth in this ¶16. Premiums for policy periods commencing prior to or extending beyond the Lease Term shall be prorated to correspond to the Lease Term. Payment shall be made by Tenant to Landlord within thirty (30) days following receipt of an invoice for any amount due.

b.	Liability Insurance.

1)	Carried by Tenant. Whether or not Tenant is the Insuring Party, Tenant shall obtain and keep in force during the Term of this Lease a commercial general liability policy of insurance protecting Tenant and Landlord (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $5,000,000 per occurrence with an “Additional Insured-Managers or Landlords of Premises” endorsement and contain an “Amendment of the Pollution Exclusion” for damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. The limits of said insurance required by this Lease or as carried by Tenant shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. All insurance to be carried by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only. All insurance coverage required pursuant to this ¶16. which is to name Landlord as an additional named insured shall also name Landlord’s subsidiaries, directors, agents, members, managers, officers and employees as named insureds.

2)	Carried by Landlord. In the event Landlord is the Insuring Party, Landlord shall also maintain liability insurance as described in ¶16.b.1), in addition to, and not in lieu of the insurance required to be maintained by Tenant. In the event Tenant is the Insuring Party, Landlord shall in addition carry Lessor’s Risk Coverage and insure the Premises on Landlord’s umbrella policy. Tenant shall not be named as an additional insured therein under any insurance obtained by Landlord in accordance with this ¶16.b.2).

c.	Property Insurance - Building, Improvements and Rental Value.

1)	Building and Improvements. The Insuring Party shall obtain and keep in force during the Term of this Lease a policy or policies with Landlord named as an additional insured (if Tenant is the Insuring Party), with loss payable to Landlord and to the holders of any mortgages, deeds of trust or ground leases on the Premises (“Lender(s)”), insuring loss or damage to the Premises. The amount of such insurance shall be equal to the full replacement cost of the Premises, as the same shall exist from time to time, or the amount required by Lender(s), but in no event more than the commercially reasonable and available insurable value thereof if, by reason of the unique nature or age of the improvements involved, such latter amount is less than full replacement cost. If the coverage is available at a commercially reasonable cost, such policy or policies shall insure against all risks of direct physical loss or damage (including Boiler and Machinery coverage and the perils of flood and earthquake), including coverage for any additional costs resulting from debris removal and reasonable amounts of coverage for the enforcement of any ordinance or law regulating the reconstruction or replacement of any undamaged sections of the Premises required to be demolished shall also contain an agreed valuation provision in lieu of any coinsurance clause and waiver of subrogation. If such insurance coverage has a deductible clause, then Tenant shall be liable for such deductible amount. Even if Landlord is the Insuring Party, Tenant’s personal property shall be insured by Tenant under ¶16.d. rather than by Landlord.

2)	Rental Value. The Insuring Party shall, in addition, obtain and keep in force during the term of this Lease a policy or policies with Landlord named as an additional insured (if

Tenant is the Insuring Party), with loss payable to Landlord and Lender(s), insuring the loss of the full rental and other charges payable by Tenant to Landlord under this Lease for one (1) year (including all Real Property Taxes, Insurance Costs and any scheduled Rent increases). Said insurance shall provide that in the event the Lease is terminated by reason of an insured loss, the period of indemnity for such coverage shall be extended beyond the date of the completion of repairs or replacement of the Premises, to provide for one full year’s loss of Rent from the date of any such loss. Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected Rent, Real Property Taxes, Insurance Costs and other expenses, if any, otherwise payable by Tenant, for the next twelve (12) month period. Tenant shall be liable for any deductible amount in the event of such loss.

3)	Adjacent Premises. If the Premises are part of a larger building, or if the Premises are part of a group of buildings owned by Landlord which are adjacent to the Premises, the Tenant shall pay for any increase in the premiums for the property insurance of such building or buildings if said increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises.

4)	Tenant’s Improvements. If the Landlord is the Insuring Party, the Landlord shall not be required to insure Tenant’s personal property and leasehold improvements unless the item in question has become the property of Landlord under the terms of this Lease. If Tenant is the Insuring Party, the policy carried by Tenant under this ¶16.c. shall insure Tenant’s personal property and leasehold improvements.

d.	Tenant’s Property Insurance. Subject to the requirements of ¶16.e., Tenant at its cost shall either by separate policy or by endorsement to a policy already carried, maintain insurance coverage on all of Tenant’s personal property and Tenant’s leasehold improvements in, on or about the Premises similar in coverage to that carried by the Insuring Party under ¶16.c. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $100,000 per occurrence. The proceeds from any such insurance shall be used by Tenant for the replacement of personal property or the restoration of Tenant owned leasehold improvements. Tenant shall be the Insuring Party with respect to the insurance required by this ¶16.d. and shall provide Landlord with written evidence that such insurance is in force.

e.	Insurance Policies. If Tenant is the Insuring Party, Insurance required per this ¶16. shall be with companies duly licensed to transact business in the state where the Premises are located, and maintaining during the policy term a “General Policyholders Rating” of at least A- X, or such other minimal rating as may be required by Lender(s) as set forth in the most current issue of “Best’s Insurance Guide”. Tenant shall not do or permit to be done anything which shall invalidate the insurance policies referred to in this ¶16. If Tenant is the Insuring Party, Tenant shall cause to be delivered to Landlord certificates evidencing the existence and amounts of such insurance with the insureds and loss payable clauses as required by this Lease. No such policy shall be cancelable or subject to modification or lapse except after thirty (30) days prior written notice to Landlord. Tenant shall at least thirty (30) days prior to the expiration of such policies, furnish Landlord with evidence of renewals or certificates of insurance evidencing renewal thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand. If the Insuring Party shall fail to procure and maintain the insurance required to be carried by the Insuring Party under this ¶16., the other Party may, but shall not be required to, procure and maintain the same, but at Tenant’s expense.

f.	Mutual Waiver. Notwithstanding anything to the contrary contained in this Lease, to the extent that this release and waiver does not invalidate or impair their respective insurance policies, the parties hereto release each other and their respective agents, employees, officers, directors, shareholders, successors, assignees and subtenants from all liability for injury to any person or damage to any property that is caused by or results from a risk which is actually insured against pursuant to the provisions of this Lease without regard to the negligence or willful misconduct of the parties so released. Each party shall use its commercially reasonable efforts to cause each insurance policy it obtains to provide that the insurer thereunder waives all right of recovery by way of subrogation as required herein in connection with any injury or damage covered by the policy. If such insurance policy cannot be obtained with such waiver of subrogation, or if such waiver of subrogation is only available at additional cost and the party for whose benefit the waiver is not obtained does not pay such additional costs after reasonable notice, then the party obtaining such insurance shall promptly notify the other party of the inability to obtain insurance coverage with the waiver of subrogation.

g.	Tenant’s Option. Notwithstanding anything to the contrary contained in this Lease, if for any given policy period, Tenant is able to obtain insurance coverage which meets the requirements of this ¶16. at a cost lower than Landlord’s cost, then Tenant may be the Insuring Party. At least thirty (30) days prior to the beginning of any policy period for which Tenant desires to be the Insuring Party, Tenant shall submit to Landlord its insurance quote and proposed policy provisions. Within five (5) business days of receipt, Landlord shall review Tenant’s insurance quote and proposed policy provisions, and Landlord may request that the lender as to any loan(s) encumbering the property described in Exhibit A hereto (“Lender”) also review Tenant’s insurance quote and proposed policy provisions. Promptly following said reviews by Lender and Landlord, Landlord may, in its reasonable discretion, approve or reject Tenant’s proposed insurance. If approved, Tenant shall cause the approved policies to be issued, with copies of the insurance certificate(s) to be immediately provided to Landlord. If rejected, Landlord shall specify the reasons for such rejection in writing. Tenant shall have three (3) business days from the receipt of Landlord’s written notice of rejection to submit a revised insurance quote and proposed policy provisions. Within three (3) business days after Landlord’s receipt of Tenant’s revised insurance quote and policy provisions, Landlord shall accept Tenant’s revised insurance if it adequately addresses the reasons initially specified by Landlord for rejection. If in Landlord’s reasonable determination, such revised insurance quote and policy provisions do not adequately address the reasons initially specified by Landlord for rejection, Landlord may reject Tenant’s revised insurance quote and policy provisions by stating the reasons therefor in writing; however, such rejection shall be final in regard to that policy period, and Landlord shall be the Insuring Party for that policy period. If Landlord approves Tenant’s insurance, Tenant’s failure to provide the insurance certificate(s) to Landlord at least ten (10) business days prior to the commencement of the applicable policy period shall result in Landlord being the Insuring Party.

17. DAMAGE AND DESTRUCTION

a.	Damage Restoration Required. In the event that the Premises is damaged by fire or other casualty which is covered under insurance pursuant to the provisions of ¶16. above, Landlord shall restore such damage provided that: (i) the cost to repair the destruction of the Premises does not exceed sixty percent (60%) of the then replacement value of the Premises; (ii) the insurance proceeds are available (inclusive of any deductible amounts) to pay one hundred percent (100%) of the cost of restoration; and (iii) there exists at least eighteen (18) months before the end of the Term and, in the reasonable judgment of Landlord, the restoration can be completed within two hundred and seventy (270) days after the date of the damage or casualty under the laws and regulations of the state, federal, county and municipal authorities having jurisdiction. Regardless of whether Tenant or Landlord is the Insuring Party, the deductible amount of any insurance coverage shall be paid by Tenant except in the case of flood or earthquake and in such case the deductible amount in excess of $10,000 per occurrence shall be paid by Landlord. If such conditions apply so as to require Landlord to restore such damage pursuant to this ¶17.a., this Lease shall continue in full force and effect, unless otherwise agreed to in writing by Landlord and Tenant. Tenant shall be entitled to a proportionate reduction of Rent while such restoration takes place, such proportionate reduction to be based on the extent to which the damage and restoration efforts interfere with Tenant’s business in the Premises. Tenant’s right to a reduction of Rent hereunder shall be Tenant’s sole and exclusive remedy in connection with any such damage.

b.	Damage - Restoration Not Required. In the event that the Premises is damaged by a fire or other casualty and Landlord is not required to restore such damage in accordance with the provisions of ¶17.a. immediately above, Landlord shall have the option to either (i) repair or restore such damage, with the Lease continuing in full force and effect, but Rent to be proportionately abated as provided in ¶17.a. above; or (ii) give notice to Tenant at any time within thirty (30) days after the occurrence of such damage terminating this Lease as of a date to be specified in such notice which date shall not be less than thirty (30) nor more than sixty (60) days after the date on which such notice of termination is given. In the event of the giving of such notice of termination, this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such notice and the Rent, reduced by any proportionate reduction in Rent as provided for in ¶17.a. above, shall be paid to the date of such termination. Notwithstanding the foregoing, if Tenant delivers to Landlord the funds necessary to make up the shortage (or absence) in insurance proceeds and the restoration can be completed in a two hundred seventy (270) day period, as reasonably determined by Landlord, and the destruction of the Premises does not exceed sixty percent (60%) of the then replacement value, Landlord shall restore the Premises as provided in ¶17.a. above.

c.	End of Term Casualty. Notwithstanding the provisions of ¶17.a. and ¶17.b. above, Landlord may terminate this Lease if the Premises is damaged by fire or other casualty (and Landlord’s reasonably estimated cost of restoration of the Premises exceeds twenty-five percent (25%) of the then replacement value of the Premises) and such damage or casualty occurs during the last twelve (12) months of the Term of this Lease (or the Term of any renewal option, if applicable) by giving the other notice thereof at any time within thirty (30) days following the occurrence of such damage or casualty. Such notice shall specify the date of such termination which date shall not be less than thirty (30) nor more than sixty (60) days following the date on which such notice of termination is given. In the event of the giving of such notice of termination, this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such notice and the Rent shall be paid to the date of such termination.

d.	Termination by Tenant. In the event that the destruction to the Premises cannot be restored as required herein under applicable laws and regulations within two hundred seventy (270) days of the damage or casualty, notwithstanding the availability of insurance proceeds, Tenant shall have the right to terminate this Lease by giving the Landlord notice thereof within thirty (30) days of date of the occurrence of such casualty specifying the date of termination which shall not be less than thirty (30) days nor more than sixty (60) days following the date on which such notice of termination is given. In the event of the giving of such notice of termination, this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such notice and the Rent, reduced by any proportionate reduction in Rent as provided for in ¶17.a. above, shall be paid to the date of such termination.

e.	Restoration. Landlord agrees that, in any case in which Landlord is required to, or otherwise agrees to restore the Premises, that Landlord shall proceed with due diligence to make all appropriate claims and applications for the proceeds of insurance and to apply for and obtain all permits necessary for the restoration of the Premises. Landlord shall use reasonable efforts to enforce any and all provisions in any mortgage, deed of trust or other encumbrance on the Premises requiring Landlord and Lender to permit insurance proceeds to be used for restoration. Landlord shall restore the Premises to the condition existing prior to the date of the damage if permitted by applicable law. Landlord shall not be required to restore alterations made by Tenant, Tenant’s improvements, Tenant’s trade fixtures and Tenant’s personal property, such excluded items being the sole responsibility of Tenant to restore provided, however, that Landlord shall, to the extent of available insurance proceeds, restore Tenant Improvements to the Premises made by Tenant such as interior offices, lab and production improvements and other like improvements.

f.	Waiver. Tenant waives the provisions of Civil Code §1932(2) and Civil Code §1933(4) with respect to any destruction of the Premises.

18.	CONDEMNATION

a.	Definitions. The following definitions shall apply: (1) “Condemnation” means (a) the exercise of any governmental power of eminent domain, whether by legal proceedings or otherwise by condemnor, or (b) the voluntary sale or transfer by Landlord to any condemnor either under threat of condemnation or while legal proceedings for condemnation are proceeding; (2) “Date of Taking” means the date the condemnor has right to possession of the property being condemned; (3) “Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial condemnation; and (4) “Condemnor” means any public or quasi-public authority, or private corporation or individual, having power of condemnation.

b.	Obligations to be Governed by Lease. If during the Term of the Lease there is any taking of all or any part of the Premises, the rights and obligations of the parties shall be determined strictly pursuant to this Lease. Each party waives the provisions of Code of Civil Procedure §1265.130 allowing either party to petition the Superior Court to terminate this Lease in the event of a partial condemnation of the Premises.

c.	Total or Partial Taking. If the Premises are totally taken by Condemnation, this Lease shall terminate on the Date of Taking. If any portion of the Premises is taken by Condemnation, this Lease shall remain in effect, except that Tenant can elect to terminate this Lease if the remaining portion of the Premises is rendered unsuitable for Tenant’s continued use of the Premises. If Tenant elects to terminate this Lease, Tenant must exercise its right to terminate by giving notice to Landlord within thirty (30) days after the nature and extent of the Condemnation have been finally determined. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of its election to terminate; except that this Lease shall terminate on the Date of Taking if the Date of Taking falls on a date before the date of termination as designated by Tenant. If any portion of the Premises is taken by Condemnation and this Lease remains in full force and effect, on the Date of Taking the Base Rent shall be reduced by an amount in the same ratio as the total number of square feet in the building(s) which are a part of the Premises taken bears to the total number of square feet in the building(s) which are a part of the Premises immediately before the Date of Taking. Any Award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such Award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Tenant shall be entitled to any compensation separately awarded to Tenant for Tenant’s relocation expenses and/or loss of Tenant’s trade fixtures.

19.	ASSIGNMENT OR SUBLEASE

a.	Tenant shall not assign or encumber its interest in this Lease or the Premises or sublease all or any part of the Premises or allow any other person or entity (except Tenant’s authorized representatives, employees, invitees, guests or a Permitted Transferee) to occupy or use all or any part of the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld. Any assignment, encumbrance or sublease without Landlord’s prior written consent shall be voidable and at Landlord’s election, shall constitute a default. If Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of law of any partner, or the dissolution of the partnership, shall be deemed a voluntary assignment. If Tenant consists of more than one person, a purported assignment, voluntary or involuntary or by operation of law from one person to the other shall be deemed a voluntary assignment. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or sale or other transfer of a controlling percentage of the capital stock of Tenant, or the sale of at least fifty percent (50%) of the value of the assets of Tenant shall be deemed a voluntary assignment. Notwithstanding the sentence immediately above, if the Tenant is a corporation, the Tenant shall be entitled to assign this Lease without Landlord’s prior written consent in the event of a reorganization of Tenant through the sale of all or a portion of Tenant’s Capital Stock by Initial Public Offering (such event shall be referred to as a transfer to a “Permitted Transferee”). In connection with any assignment, Landlord shall be entitled to require an increase in the Security Deposit to the extent that such increase should be commercially reasonable in Landlord’s discretion given the financial condition of Tenant and the assignee following such event. In connection with any Sublease, Landlord shall be entitled to hold any Security Deposit paid by Sublessee to Sublessor, which Security Deposit shall be held by Landlord in accordance with the provisions of the Sublease. Tenant shall give Landlord at least sixty (60) days prior written notice of any intended transfer to a Permitted Transferee and in connection with such transfer shall provide to Landlord copies of any documents or other information as Landlord may reasonably request. Unless otherwise expressly agreed in writing by Landlord, no assignment shall relieve Tenant of any of its obligations pursuant to this Lease.

In the event of a sublease all Sublease Rent received by Tenant in excess of the Rent payable by Tenant to Landlord under this Lease applicable to the portion of the Premises subleased shall be deemed the “Bonus Amount”, after deducting therefrom the “Subleasing Costs” which shall include (i) commercially reasonable brokerage commissions, (ii) tenant improvements made at the request of a subtenant and (iii) attorneys’ fees incurred by Tenant in negotiating and documenting the sublease, which Subleasing Costs shall be amortized over the Term of the Sublease for the purpose of determining the Bonus Amount. Fifty percent (50%) of the Bonus Amount shall be promptly paid to Landlord following receipt by Tenant. If the Subleasing Costs are not known at the commencement of the sublease, the fifty percent (50%) of Bonus Amount due Landlord will be computed without deduction of Subleasing Costs and promptly paid to Landlord. Once the Subleasing Costs are presented to and verified by Landlord, the Bonus Amount paid by Tenant to date will be adjusted and Landlord shall give Tenant a credit against the next payment(s) due to Landlord from Tenant. The term “Sublease Rent” as used herein shall include any consideration of any kind received by Tenant from or on behalf of any subtenant, if the sums are related in any manner to the Premises, including, without limitation Rent, operating expense payments, bonus money and payments for the purchase of or usage of Tenant’s furniture, fixtures, inventory, equipment, accounts, goodwill, general intangibles and other assets. Each sublease approved by Landlord shall stand alone as to the computation of the Bonus Amount.

In the event of an assignment all Transfer Payments received by Tenant shall be deemed the “Bonus Amount”, after deducting therefrom the “Assignment Costs” which shall include (i) commercially reasonable brokerage commissions and (ii) attorneys’ fees incurred by Tenant in negotiating and documenting the assignment. Fifty percent (50%) of the Bonus Amount shall be promptly paid to Landlord following receipt by Tenant. If the Assignment Costs are not known at the commencement of the Assignment, the fifty percent (50%) of Bonus Amount due Landlord will be computed without deduction of Assignment Costs and promptly paid to Landlord. Once the Assignment Costs are presented to and verified by Landlord, the Bonus Amount paid by Tenant to date will be adjusted and Landlord shall give Tenant a credit against the next payment(s) due to Landlord from Tenant. The term “Transfer Payments” as used herein shall include any consideration of any kind received by Tenant from or on behalf of any assignee, if the sums are related in any manner to the Premises, including, without limitation assignment consideration, Rent, operating expense payments, bonus money and payments for the purchase of or usage of Tenant’s furniture, fixtures, inventory, equipment, accounts, goodwill, general intangibles and other assets.

If Tenant requests Landlord to consent to a proposed assignment or subletting, Tenant shall pay to Landlord, whether or not consent is ultimately given, an amount equal to Landlord’s reasonable attorneys’ fees and costs incurred in connection with such request, (not to exceed $5,000). Each request for consent to an assignment or subletting shall be in writing, and shall be accompanied by information as may be relevant to Landlord’s determination as to the financial and operational responsibility and stability of the proposed assignee or sublessee and the appropriateness of the proposed use by such assignee or sublessee. Such information shall include a summary of the proposed use of, and any proposed modifications to, the Premises. Tenant shall provide Landlord with such other or additional information and/or documentation as may reasonably be requested by Landlord. Tenant shall, upon completion of any assignment or subletting of all or any portion of the Premises, immediately and irrevocably assign to Landlord as security for Tenant’s obligations under the Lease, all Sublease Rent and/or Transfer Payments from any such subletting or assignment. Landlord, as assignee and attorney in fact for Tenant, shall have the right to collect all rent and other revenues collectable pursuant to any such sublet or assignment and apply such rent and other revenues towards Tenant’s obligations under the Lease.

b.	No interest of Tenant in this Lease shall be assignable by involuntary assignment through operation of law (including without limitation the transfer of this Lease by testacy or intestacy). Each of the following acts shall be considered an involuntary assignment: (a) if Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes proceedings under the Bankruptcy Act in which Tenant is the bankrupt; or if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors; or (b) if a writ of attachment or execution is levied on this Lease; or (c) if in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Premises. An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.

c.	Notwithstanding any provision to this Lease to the contrary, in any event where Landlord’s consent is required for assignment or sublease, Landlord may at its option, elect to terminate the Lease instead of approving the requested assignment or sublease, except if the requested assignment or sublease is for a period of less than one year (including any renewal periods). Should Landlord so elect to terminate this Lease, all of the obligations of the parties thereunder, to the extent not accrued, shall terminate on the later of sixty (60) days following Landlord’s notice to Tenant of its election hereunder, or the effective date of the proposed assignment or subletting sought by the Tenant, but in no event later than one hundred twenty (120) days following the date of Landlord’s election under this ¶ 19.c. At the time of termination, all obligations of both parties hereunder shall terminate as to obligations thereafter accruing except as otherwise expressly provided in this Lease.

20.	DEFAULT. The occurrence of any of the following shall constitute a default by Tenant: (a) a failure of Tenant to pay Rent within ten (10) days of its due date; (b) abandonment of the Premises; or (c) failure to timely perform any other provision of this Lease where such failure continues for a period in excess of thirty days following notice of such failure, provided however, that if the nature of such failure is such that it cannot reasonably be cured within thirty days, then Tenant shall not be in default if Tenant commences to cure such failure within thirty days and thereafter diligently prosecutes the cure to completion. Tenant shall give written notice to Landlord of any default by Landlord of its obligations pursuant to this Lease asserted by Tenant (with a copy of such notice to any lender (“Lender”) against the Premises). Landlord and Landlord’s Lender shall be afforded a reasonable opportunity to cure any claimed default by Landlord and Landlord shall not be considered in default so long as Landlord (or Landlord’s Lender) commences such cure within a reasonable period of time and thereafter, continues to attempt to complete such cure. Prior to any obligation recited in this Lease to provide a Lender with any notice, Landlord shall provide Tenant with the name and address of its Lender in writing.

21.	LANDLORD’S REMEDIES. Landlord shall have the following remedies if Tenant is in default (these remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law):

a.	Landlord may continue this Lease in full force and effect, and this Lease will continue in effect so long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect Rent when due. During the period Tenant is in default, Landlord can enter the Premises and relet the Premises, or any part of the Premises, to third parties for Tenant’s account. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining Term of this Lease. Tenant shall pay to Landlord the Rent due under this Lease on the dates the Rent is due, less the Rent Landlord receives from any reletting. No act by Landlord allowed by this ¶ 21.a. shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. After Tenant’s default and for so long as Landlord does not terminate Tenant’s right to possession of the Premises, if Tenant obtains Landlord’s consent, Tenant shall have the right to assign or sublet its interest in this Lease, but Tenant shall not be released from liability. Landlord’s consent to such a proposed assignment or subletting shall not be unreasonably withheld. If Landlord elects to relet the Premises as provided in this ¶ 21.a., Rent that Landlord receives from reletting shall be applied to the payment of: first, any indebtedness from Tenant to Landlord other than Rent due from Tenant; second, all costs, including for maintenance incurred by Landlord in reletting; and third, Rent due and unpaid under this Lease. After deducting the payments referred to in this ¶ 21.a., any sum remaining from the Rent Landlord receives from reletting shall be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. In no event shall Tenant be entitled to any excess Rent received by Landlord. If, on the date Rent is due under this Lease, the Rent received from the reletting is less than the Rent due on that date, Tenant shall pay to Landlord, in addition to the remaining Rent due, all costs including for maintenance Landlord incurred in reletting that remain after applying the Rent received from the reletting as provided in this ¶ 21.a.; and

b.	Landlord may terminate Tenant’s right to possession of the Premises at any such time. No act by Landlord other than giving express written notice thereof to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. Upon termination of Tenant’s right to possession, Landlord has the right to recover from Tenant: (1) the Worth of the unpaid Rent that had been earned at the time of termination of Tenant’s right to possession; (2) the Worth of the amount by which the unpaid Rent that would have been earned after the date of termination until the time of award exceeds the amount of the loss of Rent that Tenant proves could have been reasonably avoided; (3) the Worth of the amount of the unpaid Rent that would have been earned after the award throughout the remaining Term of the Lease to the extent such unpaid Rent exceeds the amount of the loss of Rent that Tenant proves could have been reasonably avoided; and (4) any other amount, including but not limited to, reasonable expenses incurred to relet the Premises, court costs, attorneys’ fees and collection costs necessary to compensate Landlord for all detriment caused by Tenant’s default. The “Worth”, as used above in (1) and (2) in this ¶ 21.b. is to be computed by allowing interest at the lesser of eighteen percent (18%) per annum or the maximum legal interest rate permitted by law. The “Worth”, as used above in (3) in this ¶ 21.b. is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

22.	ENTRY OF PREMISES. Landlord and/or its authorized representatives shall have the right after reasonable notice except for emergencies to enter the Premises at all reasonable times for any of the following purposes: (a) to determine whether the Premises are in good condition and whether Tenant is complying with its obligations under this Lease; (b) to do any necessary maintenance and to make any restoration to the Premises that Landlord has the right or obligation to perform; (c) to post “for sale” signs at any time during the Term, or to post “for rent” or “for lease” signs during the last one hundred eighty (180) days of the Term or during any period while Tenant is in default; (d) to show the Premises to prospective brokers, lenders, agents, buyers, tenants or persons interested in leasing or purchasing the Premises, at any time during the Term; or (e) to repair, maintain or improve the Premises and to erect scaffolding and protective barricades around and about the Premises but not so as to prevent entry to the Premises or to unreasonably interfere with Tenant’s use of the Premises and to do any other act or thing necessary for the safety or preservation of the Premises. Landlord shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance or other damage arising out of Landlord’s entry onto the Premises as provided in this ¶ 22. Tenant shall not be entitled to an abatement or reduction of Rent if Landlord exercises any rights reserved in this ¶ 22. Landlord shall conduct its activities on the Premises as provided herein in a commercially reasonable manner that will lessen the inconvenience, annoyance or disturbance to Tenant.

23.	SUBORDINATION.

a.	Automatic Subordination. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or Landlord’s Lender, this Lease shall be subject and subordinate at all times to (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises, (ii) the lien of any mortgage or deed of trust which may now exist or hereafter be executed affecting the Premises, and (iii) the lien of any mortgage or deed of trust which may hereafter be executed in any amount for which the Premises, ground leases or underlying leases, or Landlord’s interest or estate in any of said items is specified as security. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest (including without limitation to Lender) to Landlord (“Successor”). In connection with any such termination of a ground lease or underlying lease or any foreclosure or conveyance in lieu of foreclosure made in connection with any mortgage or deed of trust, then so long as Tenant is not in default after all applicable notice and cure periods pursuant to this Lease, Tenant shall not be disturbed in its possession of the Premises or in the enjoyment of its rights pursuant to this Lease during the Term of this Lease or any extension or renewal thereof. Notwithstanding any subordination of this Lease to the lien of any mortgage or deed of trust, the Lender, at any time, shall be entitled to subordinate the lien of its mortgage or deed of trust to this Lease by filing a notice of subordination in the County in which the Premises are located, and Lender shall agree in connection with any such filing, that Tenant shall not be disturbed in its possession of the Premises so long as Tenant is not in default pursuant to this Lease. In connection with any such filing, Tenant shall be obligated to attorn to and to become a Tenant of any Successor.

b.	Additional Subordination. From time to time at the request of Landlord, Tenant covenants and agrees to execute and deliver within ten (10) business days following the date of written request from Landlord, documents evidencing the priority or subordination of this Lease with respect to any ground lease or underlying lease or the lien of any mortgage or deed of trust in connection with the Premises. Any and all such documents shall be in such form as is reasonably acceptable to the Lender(s). Any subordination agreement so requested by Landlord shall provide for Tenant to attorn to the Successor and shall further provide that Tenant shall not be disturbed in its possession of the Premises or in the enjoyment of its rights pursuant to this Lease so long as Tenant is not in default after all applicable notice and cure periods with respect to its obligations pursuant to the Lease. Any such Subordination, Non-disturbance and Attornment Agreement shall be recorded in the official records of the office of the County Recorder in the County in which the Premises is located.

c.	Notice from Lender. Tenant shall be entitled to rely upon any notice given by a Lender in connection with the Premises requesting that Tenant make all future Rent payments to such Lender, and Tenant shall not be liable to Landlord for any payment made to such Lender in accordance with such notice. Notwithstanding any provision to the contrary of this Lease, a Successor shall not be (i) obligated to recognize the payment of Rent for a period of more than one month in advance; (ii) responsible for liabilities accrued pursuant to this Lease prior to the date (“Succession Date”) upon which the Successor becomes the “Landlord” hereunder; (iii) responsible to cure defaults of the Landlord pursuant to this Lease existing as of the Succession Date, except for defaults of a continuing nature of which Successor received notice (as provided in Paragraph 20) and in respect of which Tenant afforded Successor a reasonable cure period following such notice; (iv) responsible for any Security Deposit delivered by Tenant pursuant to this Lease not actually received by the Successor; or (v) bound by any execution, modification, termination or extension of this Lease or any grant of a purchase option or right of first refusal or any other action taken by the Landlord pursuant to this Lease, except in accordance with the provisions of an assignment of Leases executed by Landlord in favor of a Lender.

24.	ESTOPPEL CERTIFICATE; TENANT FINANCIAL STATEMENTS. Tenant, at any time and from time to time, upon not less than ten (10) business days written notice from Landlord, will execute, acknowledge and deliver to Landlord and, at Landlord’s request, to any existing or prospective purchaser, ground lessor or mortgagee of any part of the Premises, a certificate of Tenant stating: (a) that Tenant has accepted the Premises (or, if Tenant has not done so, Tenant has not accepted the Premises and specifying the reasons therefor); (b) the Commencement and Expiration Dates of this Lease; (c) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that same is in full force and effect as modified and stating the modifications); (d) whether or not to the best of Tenant’s knowledge there are then existing any defenses against the enforcement of any of the obligations of Tenant under this Lease (and, if so, specifying same); (e) whether or not to the best of Tenant’s knowledge there are then existing any defaults by Landlord in the performance of its obligations under this Lease (and, if so, specifying same); (f) the dates, if any, to which the Rent and other charges under this Lease have been paid; (g) whether or not there are Rent increases during the Lease Term and if so the amount of same; (h) whether or not the Lease contains any options or rights of first offer or first refusal; (i) the amount of any Security Deposit or other sums due Tenant; (j) the current notice address for Tenant; and (k) any other information that may reasonably be required by any of such persons. It is intended that any such certificate of Tenant delivered pursuant to this ¶ 24. may be relied upon by Landlord and any existing or prospective purchaser, ground lessor or mortgagee of the Premises. Provided Tenant is not a publicly traded company which files with the SEC, Tenant will, at any time upon request by Landlord, to deliver to Landlord the most recent financial statements of Tenant with an opinion of a certified public accountant, if available, including a balance sheet and profit and loss statement for the most recent prior three years all prepared in accordance with generally accepted accounting principles consistently applied. Landlord agrees to hold such financial statements confidential and to share them only with prospective lenders and purchasers of the Premises. Other than for prospective lenders and purchasers, Landlord shall not request financial statements more often than twice in any calendar year.

25.	WAIVER. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver. No act or conduct of Landlord, including without limitation, acceptance of the keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Only written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish termination of the Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant. Any waiver by Landlord of any Default must be in writing and shall not be a waiver of any other Default concerning the same or any other provision of the Lease.

26.	SURRENDER OF PREMISES. Upon expiration of the Term, Tenant shall surrender to Landlord the Premises and all tenant improvements and alterations clean and in the same condition as existed at the Commencement Date, except for ordinary wear and tear and Alterations which Tenant has the right or is obligated to remove under the provisions of ¶ 14. herein. Tenant shall remove all personal property including, without limitation, all wallpaper, paneling and other decorative improvements or fixtures and shall perform all restoration made necessary by the removal of any alterations or Tenant’s fixtures, furnishings, equipment and other personal property before the expiration of the Term, including, for example, restoring all wall surfaces to their condition as of the Commencement Date. In any event, Tenant shall cause the following to be done prior to the expiration or the sooner termination of this Lease: (i) all interior walls shall be cleaned so that they appear freshly painted; (ii) all tiled floors shall be cleaned and waxed; (iii) all carpets shall be cleaned and shampooed; (iv) all broken, marred, stained or nonconforming acoustical ceiling tile shall be replaced; (v) all exterior and interior windows shall be washed; (vi) the HVAC system shall be serviced by a reputable and licensed service firm and left in good operating condition and repair as so certified by such firm; and (vii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses). Landlord can elect to retain or dispose of in any manner Tenant’s personal property not removed from the Premises by Tenant prior to the expiration of the Term. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of Tenant’s personal property. Tenant shall be liable to Landlord for Landlord’s cost for storage, removal and disposal of Tenant’s personal property.

27.	HOLDOVER. If Tenant with Landlord’s consent remains in possession of the Premises after expiration of the Term or after the date in any notice given by Landlord to Tenant terminating this Lease, such possession by Tenant shall be deemed to be a month to month tenancy cancelable by either party on thirty (30) days written notice given at any time by either party and all provisions of this Lease, except those pertaining to Term, renewal options and Base Rent, shall apply and Tenant shall thereafter pay monthly Base Rent computed on a per month basis, for each month or part thereof (without reduction for any partial month) that Tenant remains in possession, in an amount equal to one hundred thirty-five percent (135%) of the Base Rent that was in effect for the last full calendar month immediately preceding expiration of the Term.

If Tenant holds over after the expiration or earlier termination of the Term hereof, without the consent of Landlord, Tenant shall become a Tenant at sufferance only with a continuing obligation to pay Rent provided that the Base Rent shall be one hundred fifty percent (150%) of the Base Rent that was in effect for the last full calendar month immediately preceding expiration of the Term for the first thirty (30) days of such holdover, and two hundred percent (200%) of such Base Rent thereafter during the pendency of such holdover. In any such case of Holdover without the consent of Landlord, the monthly Base Rent shall be computed on a per-month basis, for each month or part thereof (without reduction for any partial month) that Tenant remains in possession. Acceptance by Landlord of Rent after expiration or earlier termination of the Term shall not constitute a consent to a holdover hereunder or result in a renewal. The foregoing provisions of this ¶ 27 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise provided by law. If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability arising out of such failure, including without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender. No provision of this ¶ 27 shall be construed as implied consent by Landlord to any holding over by Tenant. Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon expiration or other termination of this Lease. The provisions of this ¶ 27 shall not be considered to limit or constitute a waiver of any other rights or remedies of Landlord provided in this Lease or at law.

28.	NOTICES. All notices, demands, or other communications required or contemplated under this Lease, including any notice delivered to Tenant by the Lender, shall be in writing and shall be deemed to have been duly given 48 hours from the time of mailing if mailed by registered or certified mail, return receipt requested, postage prepaid, or 24 hours from the time of shipping by overnight carrier, or the actual time of delivery if delivered by personal service to the parties at the addresses specified in ¶ 1. Either Tenant or Landlord may change the address to which notices are to be given to such party hereunder by giving written notice of such change of address to the other in accordance with the notice provisions hereof.

29.	OPTIONS TO EXTEND.

a.	Grant of Options. Tenant shall have the right, at its option, to extend the Lease for two (2) additional periods of thirty (30) months each (the “Extended Terms”) on an “as is” basis, each such Extended Term commencing at the expiration of the then current Term, provided that at the time of exercise and at the time of commencement of each Extended Term, Tenant is not in default under this Lease beyond the expiration of applicable notice and cure periods.

b.	Exercise of Option. If Tenant decides to extend the Lease for an Extended Term, Tenant shall give written notice to Landlord of its election to extend not less than nine (9) months prior to the expiration of the then current Term. Tenant’s failure to give timely notice to Landlord of Tenant’s election to extend shall be deemed a waiver of Tenant’s right to extend. The terms and conditions applicable to each Extended Term shall be the same terms and conditions contained in this Lease except that Tenant shall not be entitled to any further option to extend beyond these two extension options. The Base Rent for each Extended Term shall be determined in accordance with ¶ 29.c. below:

c.	Determination of Base Rent During Each Extended Term

1)	Agreement of Base Rent. Landlord shall provide Tenant with written notice of the proposed Fair Market Rental Value (as defined below) no later than three (3) months prior to the expiration of the then current Term. Landlord and Tenant shall have thirty (30) days after Landlord provides the proposed Fair Market Rental Value in which to agree on the Base Rent for that Extended Term. The “Fair Market Rental Value” of the Premises for that Extended Term shall be the Base Rent per rentable square foot as of the commencement of that Extended Term, including three percent (3%) annual increases, taking into consideration all relevant market factors, including the use of the Premises permitted under this Lease, the quality, size, design and location of the Premises, and the rental value paid by tenants for lease renewals or extensions in premises of comparable size, quality and location. Base Rent for the first twelve (12) months of that Extended Term shall be 95% of the Fair Market Rental Value, with 3% annual increases to be effective at the beginning of each subsequent lease year. If Landlord and Tenant agree on the Base Rent for that Extended Term during the thirty (30) day period, they shall immediately execute an amendment to this Lease stating the new Base Rent. Notwithstanding any other provision of this Lease, the Base Rent for the first twelve (12) months of each Extended Term shall be no less than the scheduled Base Rent for the last month of the previous Lease Term plus three percent (3%), with three percent (3%) annual increases to be effective at the beginning of each subsequent lease year.

2)	Selection of Appraisers. If Landlord and Tenant are unable to agree on the Base Rent for that Extended Term within the thirty (30) day period, then within ten (10) business days after the expiration of the thirty (30) day period and provided that Tenant has timely exercised the subject renewal option in accordance with ¶ 29.b., Landlord and Tenant each at its own cost and by giving notice to the other party, shall appoint a competent and disinterested real estate appraiser with at least five (5) years full-time commercial appraisal experience in the Milpitas, California, market area to appraise the Fair Market Rental Value of the Premises and set the Base Rent for that Extended Term. If either Landlord or Tenant does not appoint an appraiser within said ten (10) business days, the single appraiser appointed shall be the sole appraiser and shall set the Base Rent during that Extended Term. If two (2) appraisers are appointed by Landlord and Tenant as stated herein, they shall meet promptly and attempt to set the Base Rent for that Extended Term. If the two (2) appraisers are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the same qualifications within ten (10) business days after the last day the two (2) appraisers are given to set the Base Rent. If they are unable to agree on the third appraiser, either Landlord or Tenant, by giving ten (10) days’ notice to the other party, can apply to the then President of the Real Estate Board or to the Presiding Judge of the Superior Court of the County of Santa Clara, for the selection of a third appraiser who meets the qualifications stated herein. Landlord and Tenant each shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant, or their affiliates.

3)	Value Determined by Three (3) Appraisers. Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set the Base Rent for that Extended Term. If a majority of the appraisers are unable to set the Base Rent within the stipulated period of time, Landlord’s appraiser shall arrange for simultaneous exchange of written appraisals from each of the appraisers and the three (3) appraisals shall be added together and their total divided by three (3); the resulting quotient shall be the Base Rent for the Premises for that Extended Term. If, however, the low appraisal and/or the high appraisal are/is more than fifteen percent (15%) lower and/or higher than the middle appraisal, such low appraisal and/or high appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2); the resulting quotient shall be the Base Rent for the Premises for that Extended Term. If both the low appraisal and the high appraisal are disregarded as stated in this ¶ 29.c.3), the middle appraisal shall be the Base Rent for the Premises at the commencement of that Extended Term.

30.	PREVIOUS LEASE. The previous lease for the Premises between the parties hereto (the “Prior Lease”) shall continue in full force and effect through December 31, 2003, but shall have no effect thereafter except as to obligations existing as of December 31, 2003 but not yet satisfied including, without limitation, any and all indemnification obligations.

31.	MISCELLANEOUS PROVISIONS.

a.	Time of Essence. Time is of the essence of each provision of this Lease.

b.	Successor. This Lease shall be binding on and inure to the benefit of the parties and their successors, except as provided in ¶ 19.

c.	Landlord’s Consent. Any consent required by Landlord under this Lease must be granted in writing and may be withheld or conditioned by Landlord in its sole and absolute discretion unless otherwise provided.

d.	Personal Rights. Notwithstanding any other provision(s) of this Lease to the contrary, any provisions of this Lease providing for the renewal, extension or early termination of the Lease and/or for the expansion of the Premises (to include without limitation rights to negotiate, rights of first refusal, etc.) shall be (i) personal to the original Tenant and shall not be assignable or otherwise transferable other than to a Permitted Transferee (either voluntarily or involuntarily) to any third party for any reason whatsoever, and (ii) conditioned upon Tenant not then being in default under this Lease.

e.	Commissions. Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner, except for the Broker(s) identified in ¶ 1., who shall be compensated by Landlord in accordance with the separate agreement between Landlord and the Broker(s).

f.	Other Charges; Legal Fees. If Landlord becomes a party to any litigation concerning this Lease or the Premises by reason of any act or omission of Tenant or Tenant’s authorized representatives, Tenant shall be liable to Landlord for reasonable attorneys’ fees and court costs incurred by Landlord in the litigation, after Landlord provides written notice of the action to Tenant. Notwithstanding the foregoing, Tenant will reimburse Landlord for up to $2,000 in reasonable attorney’s fees and court costs incurred prior to Landlord giving Tenant notice of the action. Should the court render a decision which is thereafter appealed by any party thereto, Tenant shall be liable to Landlord for reasonable attorneys’ fees and court costs incurred by Landlord in connection with such appeal.

If either party commences any litigation against the other party or files an appeal of a decision arising out of or in connection with the Lease, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and costs of suit. If Landlord employs an attorney to recover delinquent charges, Tenant agrees to pay all attorneys’ fees and costs charged to Landlord in addition to Rent, late charges, interest and other sums payable under this Lease.

g.	Landlord’s Successors. In the event of a sale or conveyance by Landlord of the Premises, the same shall operate to release Landlord from any liability under this Lease, including as to any Security Deposit to the extent transferred to Landlord’s successor-in-interest, and in such event Landlord’s successor in interest shall be solely responsible for all obligations of Landlord under this Lease.

h.	Interpretation. This Lease shall be construed and interpreted in accordance with the laws of the state in which the Premises are located. This Lease constitutes the entire agreement between the parties with respect to the Premises, except for such guarantees or modifications as may be executed in writing by the parties from time to time. When required by the context of this Lease, the singular shall include the plural, and the masculine shall include the feminine and/or neuter. “Party” shall mean Landlord or Tenant. If more than one person or entity constitutes Landlord or Tenant, the obligations imposed upon that party shall be joint and several. The enforceability, invalidity or illegality of any provision shall not render the other provisions unenforceable, invalid or illegal.

i.	Auctions. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises without first having obtained Landlord’s prior written consent. Notwithstanding anything to the contrary in this Lease, Landlord shall not be obligated to exercise any standard of reasonableness in determining whether to grant such consent.

j.	Quiet Possession. Upon payment by Tenant of the Rent for the Premises and the observance and performance of all of the covenants, conditions and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall have quiet possession of the Premises for the entire Term hereof subject to all of the provisions of this Lease.

k.	Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

l.	Offer. Preparation of this Lease by Landlord or Landlord’s agent and submission of same to Tenant shall not be deemed an offer to lease to Tenant. This Lease is not intended to be binding until executed by all Parties hereto.

m.	Amendments. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. The parties shall amend this Lease from time to time to reflect any adjustments that are made to the Base Rent or other Rent payable under this Lease. As long as they do not materially change Tenant’s obligations hereunder, Tenant agrees to make reasonable non-monetary modifications to this Lease as may be reasonably required by Lender(s) in connection with the obtaining of normal financing or refinancing of the property of which the Premises are a part.

n.	Construction. The Landlord and Tenant acknowledge that each has had its counsel review this Lease, and hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or in any amendments or exhibits hereto.

o.	Captions. Article, section and paragraph captions are not a part hereof

p.	Exhibits. For reference purposes the Exhibits are listed below:

Exhibit A: The Premises

Exhibit B: Rules and Regulations

Exhibit C: Covenants, Conditions And Restrictions

LANDLORD:		TENANT:

LIMAR REALITY CORP. #4, a California corporation		LSI LOGIC CORPORATION, a Delaware corporation

BY:	/s/ Theodore H. Kruttschnitt	By:	/s/ David G. Pursel

Name :	Theodore H. Kruttschnitt	Name :	David G. Pursel

Title:	President	Title :	Vice President, General Counsel &Corporate Secretary

Date :	3/29/04	Date:	March 15, 2004

LSI Logic Legal Department

		Date:	03/15/04

Approved as to from

		By	/s/ Andrew S. Hughes

LSI Logic Corporate Real Estate

		Date :	3-16-04

Approved as to from

		By	/s/ Donald A. Costello

EXHIBIT A

The Premises

This Exhibit A is attached to and made a part of that certain Lease (the “Lease”) dated December 31, 2003, by and between Limar Realty Corp. #4 as Landlord and LSI Logic Corporation, a Delaware corporation, as Tenant.

EXHIBIT A

The Premises
(continued)

Legal Description

All that certain Real Property in the City of Milpitas, County of Santa Clara, State of California, described as follows:

Parcel 2, as shown on Parcel Map filed March 6,1981 in Book 480 of Maps, at Pages 32 and 33, Santa Clara County Records.

EXHIBIT B

Rules & Regulations

This Exhibit B is attached to and made a part of that certain Lease dated December 31, 2003 by and between Limar Realty Corp. #4 as Landlord and LSI Logic Corporation, a Delaware corporation, as Tenant.

For the purpose of these Rules & Regulations the word Premises shall refer to the Premises Tenant is leasing as described in the Lease.

1.	No sign, placard, picture, advertisement, name or notice (collectively, “Signs”) shall be installed or displayed on any part of the Premises after the Commencement Date without the prior written consent of Landlord, except that Tenant may post Signs inside the Building which are not visible from the exterior of the Building. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant.

2.	Except for that which exists as of the Commencement Date or that consented to in writing by Landlord, no draperies, curtains, blinds, shades, screens or other devices shall be hung at or used in connection with any window or exterior door or doors of the Premises and no awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

3.	Neither Tenant nor any employee or invitee of Tenant, shall make any structural roof or terrace penetrations.

4.	Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, or for any damage to any Tenant’s property.

5.	Landlord will furnish Tenant, free of charge, with six (6) keys to the Premises. Tenant shall not make or have made additional keys without Landlord’s prior written consent, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises without Landlord’s prior written consent, except for electronic locks existing at the Commencement Date. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all locks for doors on the Premises, and in the event of loss of any keys furnished by Landlord, shall pay Landlord therefor.

6.	If Tenant requires telegraphic, telephonic, burglar alarm or similar services that do not exist as of the Commencement Date, it shall first obtain, and comply with, Landlord’s reasonable instructions in their installation.

7.	Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the reasonable right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Premises. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Premises to such a degree as to be objectionable to Landlord, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibrations. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Premises by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

8.	Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord by reason of noise, odors or vibrations. Tenant shall not bring or keep or permit to be brought or kept in the Premises any animal life form, other than human, except seeing eye dogs when in the company of their masters.

9.	Tenant agrees to cooperate fully with Landlord to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.

10.	Landlord reserves the right, exercisable with one hundred twenty (120) days prior written notice but without liability to Tenant, to change the name and street address of the Premises.

11.	The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting for the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.

EXHIBIT B

Rules & Regulations
(continued)

12.	Tenant shall not sell, or permit the retail sale of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not use the Premises for any business or activity other than that specifically provided for in this Lease. Notwithstanding the above, Tenant shall have the right to install vending machines for use by Tenant, its employees and invitees.

13.	Tenant shall not interfere with radio or television broadcasting or reception from or in neighboring areas.

14.	Canvassing, soliciting and distribution of handbills or any other written materials, and peddling in the Property are prohibited, and Tenant shall cooperate to prevent same.

15.	Landlord reserves the right to exclude or expel from the Premises any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Premises or in violation of the CC&R’s.

16.	Tenant shall store all its trash and garbage within its Premises or in reasonable locations specifically identified by Landlord for such purposes. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with reasonable directions issued from time to time by Landlord.

17.	The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging nor shall the Premises by used for any improper, illegal or objectionable purpose. No cooking (other than customary heating or ordinary lunchroom items for Tenant’s employees, including existing cafeterias) shall be done or permitted by any tenant on the Premises, except that use by Tenant in its kitchen, if any, located in the Premises and Underwriters Laboratory’s approved equipment for brewing coffee, tea, hot chocolate and similar beverages and microwaving food shall be permitted, provided that such kitchen, equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

18.	Without the written consent of Landlord, Tenant shall not use the name of the Premises in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

19.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

20.	Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage.

21.	The requirements of Tenant will be attended to only upon appropriate application to the office of Landlord by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

22.	Tenant shall not park its vehicles in any parking areas outside the Premises. Tenant shall not store or abandon vehicles in the Premises parking areas nor park any vehicles in the Premises parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles, four-wheeled trucks, or other equipment used in the operation of Tenant’s business. Tenant, its agents, employees and invitees shall not park any one (1) vehicle in more than one (1) parking space.

23.	Landlord reserves the right to make such other reasonable Rules and Regulations as, in its judgment, may from time to time be appropriate for safety and security, for care and cleanliness of the Premises and for the preservation of good order therein. Tenant agrees to abide for all such Rules and Regulations hereinabove stated and any additional Rules and Regulations which are adopted.

24.	Tenant shall be responsible for the observance of all of the foregoing Rules and Regulations by Tenant’s employees, agents, clients, customers, invitees and guests.

EXHIBIT C

Covenants, Conditions And Restrictions

This Exhibit C is attached to and made a part of that certain Lease dated December 31, 2003 by and between Limar Realty Corp. #4 as Landlord and LSI Logic Corporation, a Delaware corporation, as Tenant.

E 545 PAGE 189

DECLARATION OF COVENANTS, CONDITIONS
AND RESTRICTIONS OF THE
          OAK CREEK BUSINESS PARK

     THIS DECLARATION is made on May 15, 1979 by THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (hereinafter called “Declarant”), as owner of that certain real property (the “Subject Property”) situated in the City of Milpitas, County of Santa Clara, State of California described in Exhibit “A” hereto which exhibit is by this reference incorporated herein as if fully set forth herein.

ARTICLE 1

DEFINITIONS

     1.1 Unless the context otherwise specifies or requires, the terms defined in this Article shall, for all purposes of this Declaration, have the meanings herein specified.

     1.2 Architect: The term “Architect” shall mean a person holding a certificate to practice architecture in the State of California under authority of the Business and Professions Code of the State of California.

     1.3 Declaration: The term “Declaration” shall mean this Declaration of Covenants, Conditions and Restrictions.

     1.4 Deed of Trust: The terra “Deed of Trust” or “Trust Deed” shall mean a mortgage as well as a deed of trust.

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     1.5 Approving Agent: The term “Approving Agent” shall mean, in the following order or precedence:

          A. THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, whose present address is 155 Moffett Park Drive, Building A, Suite 101, Sunnyvale, California 94086 (hereinafter referred to as “Prudential”), shall be the Approving Agent until Prudential shall have resigned as Approving Agent by executing a written resignation and causing an original of same to be recorded, and by giving written notice of such resignation to each Owner of record, as shown on the most recent county assessor’s roll, of real property then subject to this Declaration.

          B. Any association (whether or not incorporated) organized by the Owners of sixty-six and two-thirds percent (66-2/3%) of the land area (exclusive of portions dedicated to a public agency or authority for a public use) then subject to this Declaration for the purpose of acting as and assuming the functions of an Approving Agent, in which membership is available to all Owners and decisions are made on the basis of majority vote with one vote assigned for each square foot of land owned by each Owner, but only if the Owners organizing such association within not less than six (6) months from the date that Prudential shall have ceased to be the Approving Agent, shall have (i) organized such association and (ii) executed and recorded a statement

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in the form of an amendment to this Declaration as described in Paragraph 8.2 setting forth that such organization has been formed for the purpose of acting as Approving Agent pursuant to this Declaration and (iii) shall have, given written notice to all Owners of record of real property then subject to this Declaration that such association has been formed.

     1.6 Structures: The term “structure(s)” shall include all structures, buildings, outbuildings, sheds, fences and screening walls over three (3) feet in height, barriers, or retaining walls.

     1.7 Mortgagee: The term “Mortgagee” shall mean a beneficiary under or a holder of a Deed of Trust as well as a mortgagee under a mortgage.

     1.8 The Oak Creek Business Park: The term “The Oak Creek Business Park” shall mean all of the real property described in Exhibit “A” hereto.

     1.9 Restrictions: The term “Restrictions” shall mean the Covenants, Conditions and Restrictions set forth in this Declaration, as it may from time to time be amended or supplemented.

     1.10 Owner: The term “Owner” shall mean and refer to any person owning a fee estate in the land, or any portion thereof, contained within the Oak Creek Business Park, but excluding either (a) any person who holds such interest as

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security for the payment of an obligation or (b) any person holding a leasehold estate.

     1.11 Record, Recorded: The terms “record” or “recorded” shall mean, with respect to any document, the recordation of said document in the office of the County Recorder of the County of Santa Clara, State of California.

     1.12 Sign: The term “sign” shall mean any structure, device or contrivance, electric or non-electric, and all parts thereof which are erected or used for advertising purposes upon or within which any poster, bill, bulletin, printing, lettering, painting, device or other advertising of any kind whatsoever is used, placed, posted or otherwise fastened or affixed to ground or structures.

     1.13 Streets: The term “street(s)” shall mean any publicly dedicated street, highway, or other publicly dedicated thoroughfare within or adjacent to the Oak Creek Business Park and shown on any recorded subdivision or parcel map, or record of survey, whether designated thereon as a publicly dedicated street, boulevard, place, drive, road, terrace, way, lane, circle or court.

     1.14 Visible From Neighboring Property: The term “visible from neighboring property” shall mean, with respect to any given object, that such object is or would be visible to a person six (6) feet tall having 20/20 vision and standing on any part of such neighboring property at an elevation

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no greater than the elevation of the base of the object being viewed.

     1.15 Person: The term “person” shall mean an individual, group of individuals, corporation, partnership, trust, unincorporated business association or such other legal entity as the context in which such term is used may imply.

     1.16 Lot: The term “lot” shall mean any parcel of land contained within the Oak Creek Business Park as divided or subdivided on subdivision or parcel map(s) recorded in the official records of the Recorder of Santa Clara County, California, as they from time to time become current.

     1.17 Front: The term “front” shall mean, with respect to any structure, any wall facing a street.

ARTICLE 2

PROPERTY SUBJECT TO THE

PARK RESTRICTIONS

     2.1 General Declaration Creating the Mutual Restrictions: Declarant hereby declares that all of the real property located in the County of Santa Clara, State of California as described in Exhibit “A”, which exhibit is attached hereto and incorporated herein by this reference, (sometimes hereinafter called the “Oak Creek Business Park”) is and shall be, conveyed, hypothecated, encumbered, leased, occupied, built upon or otherwise used, improved or trans-

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ferred, in whole or in part, subject to the Restrictions and that all of said Restrictions, and all the covenants, conditions and agreements herein contained, are declared and agreed to be in furtherance of a general plan for the subdivision, improvement and sale of said real property and are established for the purpose of enhancing and perfecting the value, desirability, and attractiveness of said real property and. every part thereof. Declarant further declares that (a) that the Restrictions and each of the covenants, conditions and agreements herein contained are made for the direct, mutual and reciprocal benefit of each and every lot contained within the Oak Creek Business Park and that such Restrictions are and shall be mutual equitable servitudes burdening each lot for the benefit of all other lots within the Oak Creek Business Park and (b) the Restrictions and each of the covenants, conditions and agreements herein contained shall be “covenants running with the land” burdening each lot within the Oak Creek Business Park for the benefit of all other lots within the Oak Creek Business Park, the burdens of which shall be binding upon each Owner, lessee, licensee, occupant or user of each lot within the Oak Creek Business Park, his successors and assigns, for the benefit of each Owner of all other lots within the Oak Creek Business Park, his successors and assigns.

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ARTICLE 3

APPROVAL OF PLANS FOR STRUCTURES

     3.1 Approval Required: So long as there is a then serving Approving Agent, no structure shall be erected, placed, constructed, substantially remodeled, rebuilt or reconstructed on any land subject to this Declaration until the following procedures have been fully complied with and the Approving Agent has approved in writing the Preliminary Plans (as defined below) and the Final Plans (as defined below):

          A. The owner, or lessee, licensee, or other occupant of the lot to be improved or his authorized agent (the “Applicant”) shall deliver to the Approving Agent preliminary plans and specifications (the “Preliminary Plans”) in such form and containing such information as may be required by the Approving Agent for the following:

               (1) A site development plan showing the location of all proposed driveways, parking areas, walkways, landscaped areas, storage and refuse areas, and building area;

               (2) A landscaping plan for the particular lot;

               (3) A sign and lighting plan;

               (4) A building elevation plan showing dimensions, materials and exterior color schemes;

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               (5) A grading plan.

Such Preliminary Plans shall be submitted in writing in duplicate over the authorized signature of the Applicant.

          B. At such time as the Approving Agent shall have approved in writing the Preliminary Plans and prior to the submission of said Final Plans to the City of Milpitas, the Applicant shall submit to the Approving Agent complete and detailed final plans, specifications and working drawing (the “Final Plans”) with regard to the proposed improvements, which Final Plans will be in such form as may then be required by the City of Milpitas for review by said City and shall contain such additional information as may be required by the Approving Agent; provided, such Final Plans need not include detailing with regard to interior improvements such as interior partitioning walls.

          C. No such prior approval of any Preliminary Plans or Final Plans shall be required if there is no then serving Approving Agent to so approve such plans. Changes in approved Preliminary Plans or approved Final Plans which materially affect landscaping, signing, building size, placement or external appearance must be similarly submitted to and approved by the Approving Agent.

     3.2 Additional Approval Required: So long as there is a then serving Approving Agent, no exterior surface of any structure or improvement existing on any lot subject to this

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Declaration shall be painted, texturized or otherwise changed, no alterations, additions or changes of any type whatsoever shall be made to any landscaping placed on any lot subject to this Declaration, and no additions or alterations to any paved area on any lot subject to this Declaration shall be made until plans for such painting, alterations, additions or changes, including samples of colors, materials, landscaping plans, and/or plans and specifications with regard to paving, as the case may require, together with such other information as shall be required by the Approving Agent, shall have been submitted to the Approving Agent and the Approving Agent shall have approved in writing such requested change.

     3.3 Basis for Approval: The Approving Agent shall have the right to disapprove any plans and specifications submitted hereunder for any reason (provided that such approval shall not be unreasonably withheld), including but not limited to any of the following:

          A. Failure to comply with any of the Restrictions;

          B. Failure to include information in such plans and specifications as may have been reasonably requested by the Approving Agent;

          C. Objection to the exterior design of the proposed structures or the appearance of materials to be

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used in the construction of any proposed structure which are found by the Approving Agent to be incompatible with existing structures in the Oak Creek Business Park;

          D. Objections based upon the inadequacy of the number of onsite parking spaces considering (1) the contemplated use or future possible use of the structures proposed and (2) the availability of additional parking offsite.

          E. Objection to the location of any proposed structure upon any lot as it relates to other lots within the Oak Creek Business Park;

          F. Objection to the grading plan for any lot;

          G. Objection to the color scheme, finish, proportions, style or architecture, height, bulk or appropriateness of any structure as they relate to other structures within the Oak Creek Business Park;

          H. Objection to the landscaping materials as they relate to other landscaping materials then used or contemplated for use within the Oak Creek Business Park;

          I. Any other matter which, in the judgment of the Approving Agent, would render the proposed structure or structures or use inharmonious with the general plan for improvement of the Oak Creek Business Park or with structures or landscaping then located upon or proposed to be located upon other lots or other properties within the Oak Creek Business Park.

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     3.4 Approval: Upon approval by the Approving Agent of any plans and specifications submitted hereunder, a copy of such plans and specifications as approved shall be deposited for permanent record with the Approving Agent, and a copy of such plans and specifications bearing such approval, in writing, shall be returned to the applicant submitting the same.

     3.5 Result of Inaction: If the Approving Agent fails either to approve or disapprove either the Preliminary Plans or the Final Plans within thirty (30) days after such Preliminary Plans or Final Plans, as the case may be, have been submitted to it, it shall be conclusively presumed that the Approving Agent has approved said Preliminary or Final Plans; provided, however, that if within said thirty (30) day period, the Approving Agent gives written notice of the fact that more time is required for the review of such plans, there shall be no presumption that the same are approved until the expiration of a reasonable period of time as set forth in said notice not to exceed thirty (30) days. Such presumption shall not apply if the review fee required by Paragraph 3.9 was not paid at the time the plans were first submitted to the Approving Agent.

     3.6 Proceeding with Work: Upon receipt of approval from the Approving Agent pursuant to this Article, the Owner or lessee to whom the same is given shall as soon as practi-

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cable satisfy all conditions thereof and diligently proceed with the commencement and completion of all approved construction, refinishing, alterations and excavations. In all cases work shall be commenced within one (1) year from the date of such approval. If Applicant fails to commence construction of the structures within one (1) year from date of such approval, then the approval given pursuant to this Article shall be deemed revoked unless the Approving Agent upon request made prior to the expiration of said one (1) year period extends in writing the time for commencing work. In all cases work shall be completed in accordance with the Preliminary Plans and the Final Plans within two years from date of issuance of the first (or only) building permit with regard to such work.

     3.7 Limitation on Approving Agent: In no event shall the Approving Agent disapprove any plans and specifications solely by reason of the Applicant’s proposed use of the lot if such use is specifically permitted pursuant to Section 5.1.

     3.8 Liability: Neither the Declarant nor the Approving Agent shall be liable for any damage, loss or prejudice suffered or claimed on account of:

          A. The approval or disapproval of any plans, drawings and specifications, whether or not defective;

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          B. The construction or performance of any work, whether or not done pursuant to approved plans, drawings and specifications; or

          C. The development of any property within Oak Creek Business Park.

     3.9 Review Fee: An architectural review fee shall be paid to the Approving Agent as follows:

          A. At such time as Preliminary Plans pertaining to erection, placement, construction, remodeling or reconstruction of structures within the Oak Creek Business Park are submitted for approval based on the following schedule:

               (1) When the plans submitted are prepared by an architect, the architectural review fee shall be Fifty Dollars ($50);

               (2) In all other cases the architectural review fee shall be One Hundred Dollars ($100).

          B. At such time as documents required to be submitted pursuant to paragraph 3.2 above are submitted for approval, the architectural review fee shall be the sum of Fifty Dollars ($50).

     3.10 Certificate of Compliance: So long as there is an Approving Agent, such Approving Agent shall within twenty one (21) days following written request therefor by an Owner, execute and deliver to such requesting Owner a “Certificate of Compliance” stating that the lot specified

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by such Owner in said request for Certificate of Compliance is in compliance with Article 3 of these Restrictions, or, if such lot shall not be in compliance with Article 3 of these Restrictions, stating the nature of such non-compliance and the specific paragraph of this Article 3 with which said lot does not comply.

ARTICLE 4

LIMITATIONS ON IMPROVEMENTS

     4.1 Utility Lines: All onsite utility transmission lines shall be placed underground.

     4.2 Coverage: No more than forty five percent (45%) of the square foot area of any M-l zoned lots shall be occupied by structures. No more than thirty five percent (35%) of the square foot area of any MPD or HS zoned lots shall be occupied by structures.

     4.3 Minimum Setback Lines: No structures, and no part thereof, shall be placed closer than fifty feet (50’) from a property line fronting any street (“frontage setback area”); provided, however, no structure shall be placed closer than 20 feet (20’) from any property line not fronting on any street (“interior setback area”).

     4.4 Parking Areas: Each parcel shall have facilities for parking sufficient to serve the business conducted thereon without using adjacent streets therefor, and no use shall be made of the structures in any parcel which would

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require parking in excess of the parking spaces on said parcel. No parking spaces shall be located within, and no parking shall be permitted within, a frontage setback area adjacent to any street, except that parking shall be permitted within said setback area if such parking is screened from view from the street by landscaping consisting of shrubbery or berms extending at least forty eight inches (48”) above the high point of the finished adjacent pavement in said parking area. In no case shall such parking area be closer than twenty five feet (25’) from a property line fronting on any street or closer than five feet (5’) from any property line not fronting on any street.

     4.5 On Street Parking. No parking shall be allowed in any public street paved areas or rights of way located in the Oak Creek Business Park. Said restriction shall be enforced by municipal ordinances of the City of Milpitas.

     4.6 Storage and Loading Areas: No loading dock, truck loading, storage area or other such facility shall be located in the front of any building or structure or within any frontage setback area or between a front of any building or structure and the street which said front faces. All exterior storage areas shall be screened by chain link fence with redwood slats, a minimum of six feet (6’) in height.

     4.7 Metal Buildings: No buildings or structures constructed with corragated metal exterior walls or so-called

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“Butler type” buildings shall be constructed within the Oak Creek Business Park.

     4.8 Exterior Screening. All electrical and mechanical apparatus, equipment, fixtures (other than lighting fixtures but including main electrical transformers), whether roof mounted, exterior wall mounted or pad mounted at grade, including but not limited to, conduit, ducts, vents, flues and pipes located on the exterior of any structure shall be concealed from view and shall be treated in a manner acceptable to the Architectural Control Committee.

ARTICLE 5

RESTRICTIONS ON OPERATION AND USE

     5.1 Permitted Uses: Subject to compliance with these Restrictions, the following uses shall be permitted in the Oak Creek Business Park.

          A. Manufacture (including storage of raw materials and finished products therefrom) of the following:

               (1) Pharmaceutical and cosmetic products;

               (2) Optical, electronic, timing and measuring instruments for use in research, development, business and professional facilities; and

               (3) Industrial, communication, transportation and utility equipment;

          B. Wholesaling, warehousing and distribution establishments and public utility facilities (excluding

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storing and warehousing of acids, chemicals, cement, plaster, petroleum products or explosive materials);

          C. Research, experimental and engineering laboratories;

          D. Catalog sales and mail order establishments;

          E. Establishments for the repair, cleaning and servicing of commercial or industrial equipment or products;

          F. Construction firms, but only construction firms whose activities are carried on entirely within an enclosed building and which have no construction yard on said lot;

          G. So long as there is an Approving Agent, any commercial use not specifically prohibited by Paragraph 5.3 which is first approved in writing by the Approving Agent;

          H. So long as there is an Approving Agent, any industrial or manufacturing use not specifically prohibited by Paragraph 5.3 which is first approved in writing by the Approving Agent;

          I. If there is no Approving Agent, any industrial manufacturing or commercial use permitted by the then existing zoning or other applicable land use regulations as promulgated by requisite governmental authorities, except those uses specifically prohibited by Paragraph 5.3.

     5.2 Conduct of Permitted Uses: All permitted uses shall be performed or carried out entirely within a building

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that is so designed and constructed. Certain activities which cannot be carried on within a building may be permitted, but only (a) so long as there is then serving an Approving Agent, if the Approving Agent specifically consents to use and the location for such activity, in writing, or (b) if there is no then serving Approving Agent, if allowed under then existing zoning or other applicable land use regulations except for uses which are specifically prohibited pursuant to Paragraph 5.3; provided, however, that in either of the foregoing situations such use shall be permitted only if (i) such activity is screened so as not to be visible from neighboring property and streets and (ii) all lighting required for such use is shielded from adjacent streets.

     5.3. Prohibited Uses: The following operations and uses shall not be permitted on any property subject to these Restrictions:

          A. Residential of any type;

          B. Trailer courts, mobile home parks or recreation vehicle camp grounds;

          C. Junk yards or recycling facilities;

          D. Drilling for and/or the removal of oil, gas or other hydrocarbon substances (except that this provision shall not be deemed to prohibit the entry of the property below a depth of five hundred (500) feet for such purposes);

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          E. Commercial excavation except in the course of approved construction;

          F. Distillation of bones;

          G. Dumping, disposal, incineration or reduction of garbage, sewage, offal, dead animals or refuse;

          H. Fat rendering;

          I. Stockyard or slaughter of animals;

          J. Cemeteries;

          K. Refining of petroleum or of its products;

          L. Smelting of iron, tin, zinc, or other ores;

          M. Jail or honor farms;

          N. Labor or migrant worker camps;

          O. Truck, bus terminals;

          P. Petroleum storage yards.

          Q. Auto wrecking, auto repair or auto painting establishment.

     5.4 Emissions: No use shall be permitted to exist or operate any lot which:

          A. Emits dust, sweepings, dirt, cinders, fumes, odors, radiation, gases, vapors or discharges liquid or solid wastes or other harmful matter into the atmosphere or any stream, river or other body of water which may adversely affect (i) the health or safety of persons within the area or (ii) the use of property within the Oak Creek Business Park or (iii) vegetation within the Oak Creek Business Park,

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nor shall waste or any substance or materials of any kind be discharged into any public sewer serving the Oak Creek Business Park or any part thereof, in violation of any regulations of any public body having jurisdiction.

          B. Produces intense glare or heat unless such use is performed only within an enclosed or screened area and then only in such manner that the glare or heat emitted will not be discernible from any exterior lot line.

          C. Creates a sound pressure level in violation of any regulation of any public body having jurisdiction.

          D. Allows the visible emissions of smoke (outside any building) other than the exhausts emitted by motor vehicles or other transportation facilities in violation of any regulation of any public body having jurisdiction. This requirement shall also be applicable to the disposal of trash and waste materials.

          E. Creates a ground vibration that is perceptible, without instruments, at any point along any of the exterior lot lines.

     5.5 Signs: The Approving Agent may, from time to time, enact sign criteria setting forth such requirements for signs to be erected within the Oak Creek Business Park as the Approving Agent may deem desirable, which sign criteria shall become effective upon recordation thereof in the official records of Santa Clara County. All signs erected

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by any owner on a lot within the Oak Creek Business Park subsequent to the recoration of said sign criteria shall be in conformance with the criteria set forth therein. Except as specifically otherwise allowed in any then existing sign criteria, no sign shall be installed or erected or placed on any lot other than those signs identifying the name, business and products of the person or firm occupying the lot and those offering the lots for sale or lease. Until such time as sign criteria is enacted, all signs shall be approved by the Approving Agent prior to the installation of said signs.

     5.6 Landscaping Criteria: The Approving Agent may, from time to time, enact landscaping criteria setting forth such requirements for landscaping to be placed on or in lots located within the Oak Creek Business Park as the Approving Agent may deem desirable including, without limitation, amount of area to be plated in sod lawns or other plantings, type of plantings, placement of irrigation systems, requirements for trees and raised planter boxes, which landscape criteria shall become effective upon recordation thereof in the official records of Santa Clara County. All landscaping placed by any owner on a lot within the Oak Creek Business Park subsequent to the recordation of said landscape criteria shall be in conformance with the criteria set forth therein.

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     5.7 Storage and Refuse Collection Areas:

          A. No materials, supplies or equipment, including company owned or operated trucks or motor vehicles, shall be stored in any area on a lot except inside a closed building, or behind a visual barrier screening such areas so that they are not visible from the neighboring properties or streets. No storage areas shall be maintained between a street and the front of the structure nearest such street.

          B. All outdoor refuse collection areas shall be visually screened so as not to be visible from streets and neighboring property. No refuse collection areas shall be maintained between a street and the front of the structure nearest such street.

     5.8 Condition of Property: The Owner of each lot shall at all times keep and properly maintain the premises, structures, improvements, landscaping, paving and appurtenances situate thereon in a safe, clean, sightly and wholesome condition and in a good state of repair and shall comply in all respects with all governmental, health, fire and police requirements and regulations, and shall cause to be regularly removed at its own expense any rubbish of any character whatsoever which may accumulate on such lot, and in particular and without limitation:

          A. All areas of each lot not used for structures, walkways, paved driveways, parking or storage areas shall be

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at all times maintained by a professional landscape engineer or gardner in a fully and well kept landscaped condition utilizing ground cover and/or shrub and tree materials. Undeveloped areas proposed for future expansion shall be maintained in a weed-free condition. An automatic underground landscape irrigation system shall be provided by the Owner of each lot which is sufficient to properly irrigate all landscaped areas within such lot.

          B. Parking areas shall be paved so as to provide all-weather surfaces. Each parking space shall be designated by lines painted on the paved surfaces and shall be adequate in area, and all parking areas shall provide, in addition to parking spaces, adequate driveways and space for the movement of vehicles.

     5.9 Excavation: No excavation shall be made on, and no sand, gravel, soil, or other material shall be removed from, any lot, except in connection with the construction of structures. Upon completion of such construction, exposed openings shall be backfilled to grade, and disturbed ground shall be graded level and paved or landscaped in conformity with the requirements of this Declaration.

ARTICLE 6

APPROVALS OR VARIANCES IF NO

APPROVING AGENT EXISTS

     6.1 Variance by Approving Agent: So long as there shall be Approving Agent then serving, it shall have the

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exclusive right to grant variances from requirements set forth in Article 4 or waive entirely the restrictions set forth in said Article 4 with respect to any given lot, as the Approving Agent, in its sole discretion, shall determine is for the successful development of the Oak Creek Business Park.

     6.2 Granting of Variance: Any variance granted hereunder shall be effective upon, and only upon, the recordation of a Notice of Variance executed by the Approving Agent.

ARTICLE 7

ENFORCEMENT

     7.1 Remedy: So long as there is an Approving Agent, it shall have the exclusive right to enforce the provisions hereof, but without liability for failure so to do. In the event that the Approving Agent shall fail to take action respecting the breach or violation of any of the provisions of this Declaration within thirty (30) days from the written demand by any Owner within the Oak Creek Business Park to take such action or if such breach or violation of this Declaration shall occur at such time as there is no Approving Agent, then any Owner of a lot within the Oak Creek Business Park shall have the right to enforce the provisions contained in this Declaration.

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     7.2 Right to Enter: So long as Prudential shall be serving as the Approving Agent, Prudential, and only Prudential, in addition to any other remedy available, may, with respect to a violation or breach of the covenants to maintain as set forth in Paragraph 5.8, and only with respect to a breach or violation of the covenants to maintain as contained in paragraph 5.8, enter upon the lot on which such violation or breach shall then be occurring and take whatever action it may deem necessary to effect compliance with the provisions of said Paragraph 5.8, including without limitation making of such repairs or the performance of such required maintenance necessary to conform to the requirements imposed by these Restrictions at the expense of the Owner of said lot, provided that Prudential shall have first given to the Owner of such lot at least sixty (60) days prior written notice of its intention to do so and then, only if, said Owner of such lot shall have failed to correct said violation or breach within said sixty (60) day period if such violation or breach was curable within sixty (60) days, or if not curable within sixty (60) days then only if such Owner shall have failed to commence and then be diligently seeking to so cure such violation or breach. In the event that Prudential shall, after having complied with the above notice requirements, enter such lot and remedy such breach or violation, the Owner of such lot shall be respons-

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ible to reimburse Prudential forthwith upon demand for all costs and expenses incurred in connection therewith (“Non-Compliance Expenses”) in accordance with the provisions of this Section. Each Owner of any lot within the Oak Creek Business Park by acceptance of a deed or other conveyance whether or not it shall be so expressed in any such deed or other conveyance, is and shall be deemed to covenant and agree to pay to Prudential an assessment for any Non-Compliance Expenses incurred by Prudential in connection with such Owner’s lot.

          A. Prudential shall maintain accurate books and records reflecting any Non-Compliance Expenses, and shall provide each Owner of an affected lot a statement with respect thereto.’ Each affected Owner shall pay Non-Compliance Expenses incurred applicable to such Owner’s lot within ten (10) days of receipt of a statement. If such statement is deposited in the United States mail duly, certified or registered with postage prepaid and addressed to the Owner affected thereby at his lot, the same shall be deemed received by such Owner on the fifth (5th) business day after such deposit.

          B. Any Non-Compliance Expenses assessments, together with such interest thereon and costs of collection thereof as provided hereinbelow, shall be a charge on the lot and shall be a continuing lien upon the lot against

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which such assessments are made. The lien shall become effective upon recordation of a notice of claim of lien as provided herein. Such assessment, together with such interest and costs, shall also be the personal obligation of the person who is the Owner of such lot at the time when the assessment, or any portion thereof, fell due but in no event shall the person who is the Owner of such lot be personally obligated for a sum in excess of Ten Thousand Dollars ($10,000) for any given violation (but without limiting the amount that may become a lien upon such lot for any given violation or the aggregate of the personal obligation for successive violations). Any personal obligation created hereunder shall not pass to such Owners successors in title unless it is expressly assumed by them but any lien created hereunder shall remain a charge against the lot except as to “bonafide purchasers or encumbrancers for value”, without notice of same. No Owner may waive or otherwise escape personal liability for the personal assessment provided herein by non-use or abandonment of his lot.

          C. If any Non-Compliance Expenses assessment or any portion thereof is not paid within ten (10) days after the date due it shall bear interest from the date of delinquency at the then legal rate, and, in addition to all other legal and equitable rights or remedies, Prudential may, at its option, bring an action at law against the Owner

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who is personally obligated to pay the same, or upon compliance with the notice provisions set forth hereinbelow, to foreclose the lien against the affected lot, and there shall be added to the amount of such assessment or any portion thereof, the interest thereon, all costs and expenses, including reasonable attorneys fees, incurred by Prudential and in collecting the delinquent assessment. In lieu of judicially foreclosing the lien, Prudential, at its option, may foreclose such lien by proceeding under a power of sale as provided hereinbelow, such a power of sale being given to Prudential, as to each and every lot for the purpose of collecting assessments.

          D. No action shall be brought to foreclose the lien, or to proceed under the power of sale, less than thirty (30) days after the date that a notice of claim of lien, executed by Prudential, is recorded, stating the amount claimed (which may include interest and cost of collection, including reasonable attorneys’ fees), a good and sufficient legal description of the lot being assessed, the name of the record Owner or reputed Owner thereof, and the name and address of Prudential as claimant. A copy of said notice of claim shall be deposited in the United States mail, certified or registered, with postage prepaid, to the Owner of said lot.

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          E. Any such sale provided for above shall be conducted in accordance with Sections 2924, 2924(b), and 2924(c) of the Civil Code of the State of California, applicable to the exercise of powers of sale in mortgages and deeds of trust, or in any other manner permitted or provided by law. Prudential shall have the power to bid on the lot at the foreclosure sale, and to acquire and hold, mortgage and convey the same.

          F. Upon the timely curing of any default for which a notice of claim of lien was recorded by Prudential, Prudential is hereby authorized to file or record, as the case may be, an appropriate release of such notice, upon payment by the defaulting Owner of a fee to be determined by Prudential but not to exceed Five Hundred Dollars ($500), to cover the costs of preparing and filing or recording such release together with the payment of such other costs, interest or fees as shall have been incurred.

          G. The assessment lien and the rights to foreclosure and sale thereunder shall be in addition to and not in substitution for all other rights and remedies which Prudential may have hereunder, at law or in equity.

     7.3 Result of Violation: The result of every action or omission whereby the provisions of this Declaration are violated in whole or in part is hereby declared to be and to constitute a nuisance, and every remedy allowed by law or

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equity shall be available to any Owner of any lot within the Oak Creek Business Park.

     7.4 Attorney’s Fees: In any legal or equitable proceeding for the enforcement of the provisions of this Declaration, whether it be an action for damages, declaratory relief or injunctive relief, the losing party or parties shall pay the attorneys’ fees of the prevailing party or parties, in such reasonable amount as may be fixed by the court in such proceedings, or in a separate action brought for that purpose. The prevailing party shall be entitled to said attorneys’ fees, even though said proceeding is settled prior to judgment.

     7.5 Remedies Cumulative: All remedies provided herein, or at law or in equity shall be cumulative and not exclusive.

     7.6 Waiver: Failure by the Approving Agent to enforce the provisions of this Declaration shall in no event be deemed a waiver of the right to do so thereafter, nor of the right to enforce any other covenants or restrictions herein, nor of the rights of other Owners of the property within the Oak Creek Business Park to enforce same.

     7.7 Prudential: For purposes of this Article 7 the term “Prudential” shall include Prudential’s authorized employees.

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ARTICLE 8

DURATION, MODIFICATION AND REPEAL

     8.1 Duration of Restrictions: These Restrictions shall continue and remain in full force and effect at all times with respect to all property, and each part thereof, now or hereafter made subject to these Restrictions (subject, however, to the right to amend and repeal as provided for herein) until 2039.

     8.2 Termination and Modifications: This Declaration or any provision thereof, or any covenant, condition or restriction contained herein, may be terminated, extended, modified or amended, as to the whole of the Oak Creek Business Park upon the written consent of the Owners of sixty-six and two-thirds percent (66-2/3%) of the total square footage of the land area contained within the Oak Creek Business Park (exclusive of dedicated public streets); provided, however, that so long as Prudential is the Approving Agent, no such termination, extension or modification or amendment shall be effective without the written approval of Prudential. No such termination, extension, modification or amendment shall be effective until a proper instrument in writing describing such termination, extension, modification or amendment has been executed by the requisite number of Owners and by Prudential and recorded.

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ARTICLE 9

MISCELLANEOUS PROVISIONS

     9.1 Constructive Notice and Acceptance: Every person who now or hereafter owns, occupies or acquires any right, title or interest in or to any portion of the property made subject to these Restrictions is and shall be conclusively deemed to have consented and agreed to every covenant, condition and restriction contained herein, whether or not any reference to this Declaration is contained in the instrument by which such person acquired an interest in said property.

     9.2 Waiver of Liability: Neither the Declarant nor the Approving Agent shall be liable to any Owner, lessee, licensee, or occupant of land subject to this Declaration by reason of any mistake in judgment, negligence, nonfeasance, action or inaction or for the enforcement or failure to enforce any provision of this Declaration. Every Owner, lessee, licensee or occupant of any of said property by acquiring his interest therein agrees that he will not bring any action or suit against Prudential or any other Approving Agent to recover any such damages from or to seek equitable relief against the Declarant by reason of same.

     9.3 Rights of Mortgagee: No breach of the Restrictions and other provisions contained herein, or any enforcement thereof, shall defeat or render invalid the lien

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of any mortgage or deed of trust now or hereafter executed upon land subject to these Restrictions; provided, however, that if any portion of said property is sold under a foreclosure of any mortgage or under the provisions of any deed of trust, any purchaser at such sale and his successors and assigns shall hold any and all property so purchased subject to all of the Restrictions and other provisions of this Declaration. Any notice of claim of lien recorded pursuant to paragraph 7.2 hereof shall take its priority vis-a-vis other encumbrances as of the date of its recordation.

     9.4 Paragraph Headings: Paragraph headings, where used herein, are inserted for convenience only and are not intended to be a part of this Declaration or in any way to define, limit or describe the scope and intent of the particular paragraphs to which they refer.

     9.5 Effect of Invalidation: If any provision of this Declaration is held to be invalid by any Court, the invalidity of such provision shall not effect the validity of the remaining provisions hereof.

     IN WITNESS WHEREOF, the undersigned have executed this Declaration the day and year first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
	By	-s- A. K. Jacobson
A. K. Jacobson
Dated: 6/1/79		Title Regional Vice-President, REO